Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

ACTON RESOURCES HOLDINGS LLC

AND

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

DATED AS OF DECEMBER 11, 2017

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by all Parties.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

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3.8	Purchase for Investment; Receipt of Information	19

ARTICLE IV	COVENANTS OF SELLER	19
4.1	Cooperation by Seller	19
4.2	Conduct of Business	20
4.3	Access	22
4.4	No Solicitation	22
4.5	HSR Act	22
4.6	Cooperation with Providing Information	23
4.7	Further Assurances	23

ARTICLE V	COVENANTS OF BUYER	23
5.1	Cooperation by Buyer	23
5.2	Preservation of Books and Records	24
5.3	Insurance	25
5.4	Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefits Insurance	25
5.5	Confidentiality	26
5.6	Buyer Actions	26
5.7	Antitrust Laws	27
5.8	Further Assurances	27

ARTICLE VI	CONDITIONS TO BUYER’S OBLIGATIONS	27
6.1	Representations, Warranties and Covenants of Seller	27
6.2	No Prohibitions	28
6.3	Material Adverse Effect	28
6.4	HSR Act	28
6.5	Termination of Affiliate Agreements	28
6.6	Payoff Letter	28
6.7	Certain Consents	28
6.8	Closing Deliveries	28

ARTICLE VII	CONDITIONS TO SELLER’S OBLIGATIONS	28
7.1	Representations, Warranties and Covenants of Buyer	28
7.2	No Prohibitions	29
7.3	HSR Act	29
7.4	Closing Deliveries	29

ARTICLE VIII	EMPLOYMENT MATTERS	29
8.1	Employment of Employees	29
8.2	No Third-Party Beneficiaries	30

ARTICLE IX	TAXES	30
9.1	Tax Returns	30
9.2	Apportionment of Taxes	31
9.3	Refunds	32
9.4	Audits	32

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9.5	Cooperation	33
9.6	Entity Classification Elections	33
9.7	Transfer Taxes	33
9.8	Purchase Price Allocation Schedule	33

ARTICLE X	TERMINATION	34
10.1	Termination	34
10.2	Effect on Obligations	35

ARTICLE XI	INDEMNIFICATION	36
11.1	Survival	36
11.2	Indemnification	36
11.3	Procedures for Claims	37
11.4	Other Provisions	38

ARTICLE XII	DEFINITIONS	40
12.1	Defined Terms	40
12.2	Interpretation	50

ARTICLE XIII	MISCELLANEOUS	50
13.1	Expenses	50
13.2	Exclusive Agreement	50
13.3	Disclosure Schedules	50
13.4	No Third-Party Beneficiaries	51
13.5	Non-Recourse; Release	51
13.6	Governing Law; Disputes	52
13.7	Successors and Assigns	53
13.8	Publicity	53
13.9	Severability	53
13.10	Specific Performance	53
13.11	Notices	54
13.12	Counterparts	55
13.13	Amendment	55
13.14	Extension; Waiver	55
13.15	Attorney-Client Privilege and Conflict Waiver	55
13.16	Acknowledgements Regarding Exclusivity of Representations and Non-Reliance	56
13.17	Survival	58

Exhibit A — Form of Guarantee
Exhibit B — Form of Noncompetition Agreement
Exhibit C — Form of Resignation and Release Agreement
Exhibit D — Accounting Principles

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of December 11, 2017 (this “Agreement”), is by and between Acton Resources Holdings LLC, a Delaware limited liability company (“Seller”), and Williams Scotsman International, Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement are defined in ARTICLE XII.  Seller and Buyer are referred to herein individually as a “Party” and, collectively, as “Parties.”

RECITALS:

A.                                    Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of Acton Mobile Holdings, LLC, a Delaware limited liability company (“Acton Holdings”).

B.                                    Acton Holdings owns all of the issued and outstanding membership interests of New Acton Mobile Industries LLC, a Delaware limited liability company (the “Company” and, together with Acton Holdings, the “Acquired Entities”).

C.                                    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

D.                                    As a condition and material inducement to the execution and delivery of this Agreement by Buyer, Prophet Equity II-B (Acton AIV), LP, a Delaware limited partnership (“Guarantor”), shall execute and deliver to Buyer, simultaneously with the execution and delivery of this Agreement, a guarantee, in the form attached hereto as Exhibit A (the “Guarantee”), pursuant to which, and subject to the terms and conditions thereof, Guarantor will guarantee the indemnification obligations of Seller set forth in ARTICLE XI hereof.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Transactions

1.1                               Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances, other than Encumbrances created by Buyer or those arising under applicable securities laws.

1.2                               Purchase Price. The aggregate purchase price for the Membership Interests shall be $235,000,000.00 (the “Purchase Price”), subject to the adjustments if required pursuant to Section 1.3.

1.3                               Purchase Price Adjustments and Payment.

(a)                           At least two Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Statement”) setting forth in reasonable detail Seller’s good faith estimate of the Working Capital, prepared consistent with the Accounting Principles, Cash and

Cash Equivalents, Indebtedness and Transaction Expenses, in each case as of the Closing Date and including reasonable supporting schedules and data to support such calculations.

(b)                           At the Closing, the Purchase Price shall be adjusted in the following manner:

(i)                                     in the event that the estimated Working Capital, as set forth on the Estimated Statement, is more than the Target Amount, the Purchase Price shall be increased by an amount equal to the estimated Working Capital minus the Target Amount;

(ii)                                  in the event that the estimated Working Capital, as set forth on the Estimated Statement, is less than the Target Amount, the Purchase Price shall be decreased by an amount equal to the Target Amount less the estimated Working Capital;

(iii)                               the Purchase Price shall be increased by the Cash and Cash Equivalents of the Acquired Entities as of the Closing Date;

(iv)                              the Purchase Price shall be decreased by the outstanding Indebtedness of the Acquired Entities as of the Closing Date as specified in the Closing Indebtedness Certificate;

(v)                                 the Purchase Price shall be decreased by the amount of unpaid Transaction Expenses of the Acquired Entities as of the Closing as specified in the Closing Transaction Expense Certificate; and

(vi)                              the Four Million Dollars ($4,000,000.00) (the “Cash Deposit”), which Cash Deposit was paid to Seller on December 1, 2017 pursuant to the terms and conditions of that certain letter agreement dated December 1, 2017 from Buyer to Seller in connection with the transactions contemplated hereby, shall be credited to the Purchase Price.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(c)                            Payment at Closing. At the Closing, Buyer shall pay:

(i)                                     the Indebtedness of the Acquired Entities to be paid at Closing as set forth in the Payoff Letter, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate;

(ii)                                  the Transaction Expenses that are unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expense Certificate; and

(iii)                               the Closing Date Payment to Seller by wire transfer of immediately available funds to the account or accounts specified by Seller to Buyer prior to the Closing.

(d)                           Closing Statement. Within 45 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement of Buyer’s calculation of actual Working Capital, Cash and Cash Equivalents, Indebtedness and Transaction Expenses as of the Closing Date together with all schedules and data as may be appropriate to support such calculation (the “Closing Statement”). The calculation of Working Capital included in the Closing Statement shall be prepared consistent with the Accounting Principles, and the Closing Statement shall include in separate identifiable line items Buyer’s calculation of Working Capital, Cash and Cash Equivalents, Indebtedness and Transaction Expenses. The parties agree that the purpose of preparing the Closing Statement and determining the actual Working Capital and the related Purchase Price adjustment contemplated by this Section 1.3 is to measure changes in the items comprising Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than currently used by Seller for the purpose of preparing the Closing Statement or determining Working Capital. In connection with Seller’s review of the Closing Statement, Seller and its Representatives shall have reasonable access to the Company’s books and records and all relevant work papers, schedules, memoranda and other documents prepared by Buyer or any of its Affiliates or Representatives in connection with, or supporting, Buyer’s preparation of the Closing Statement, and to finance personnel of Buyer and any of its Affiliates and any other information which Seller reasonably requests, and Buyer shall, and shall cause its Affiliates to, cooperate reasonably with Seller and its Representatives in connection therewith.

(e)                            Disputes. Seller may dispute the Closing Statement and shall notify Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the nature of such dispute and the basis therefor, within 30 days following Seller’s receipt of the Closing Statement from Buyer (the “Dispute Notice”). In the event of such a dispute, Seller and Buyer shall in good faith attempt to resolve any such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the parties are unable to resolve any such dispute within 15 Business Days after the Dispute Notice is given by Seller to Buyer, Seller or Buyer may submit the items remaining in dispute (the “Unresolved Disputes”) for resolution to the Independent Accountant. Buyer and Seller shall jointly retain the Independent Accountant to resolve the Unresolved Disputes. Promptly, but no later than 20 Business Days after the Independent Accountant is engaged by Buyer and Seller, the Independent Accountant shall determine, based solely on written presentations by Seller and Buyer, and not by independent review, the Unresolved Disputes and shall render a report as to the Unresolved Disputes and the resulting computation of actual Working Capital which shall be final, binding and conclusive on the parties, and shall be used to calculate the actual Purchase Price. In resolving the Unresolved Disputes, the Independent Accountant shall be bound by the provisions of this Section 1.3 and may not assign a value greater than the greatest value, or lower than the lowest value, for such item as provided by Seller in the Dispute Notice or Buyer in the Closing Statement, as the case may be. The fees, costs and expenses of the Independent Accountant (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are successfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted, and the Independent Account shall calculate the proportionate share of fees, costs and expenses allocable to each of Buyer and Seller. Seller and Buyer each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Statement and Seller shall have continued access to Company personnel and work papers through the date of the Independent Accountant’s determination.

(f)                             Purchase Price Adjustment and Payment. The actual Working Capital shall be deemed final for the purposes of this Section 1.3 upon the earliest of (i) the failure of Seller to deliver the Dispute Notice, (ii) the resolution of all disputes by Seller and Buyer pursuant to Section 1.3(e), and (iii) the resolution of all disputes by the Independent Accountant pursuant to Section 1.3(e). Within three Business Days of such amounts being deemed final, the adjustment or adjustments of the Closing Date Payment shall be made as follows:

(i)             in the event that the actual Working Capital exceeds the Target Amount by more than $250,000.00, Buyer shall pay to Seller an amount equal to the actual Working Capital minus the

Target Amount (plus any amounts that decreased the Purchase Price at Closing in accordance with Section 1.3(b)(ii), and less any amounts that increased the Purchase Price at Closing in accordance with Section 1.3(b)(i));

(ii)          in the event that the actual Working Capital is less than the Target Amount by more than $250,000.00, Seller shall pay to Buyer an amount equal to the Target Amount minus the actual Working Capital (plus any amounts that increased the Purchase Price at Closing in accordance with Section 1.3(b)(i), and less any amounts that decreased the Purchase Price at Closing in accordance with Section 1.3(b)(ii));

(iii)       in the event that the Cash and Cash Equivalents of the Acquired Entities is (a) greater than the Cash and Cash Equivalents as of the Closing as determined for purposes of Section 1.3(b)(iii), then Buyer shall pay to Seller an amount equal to such increase, and (b) less than the Cash and Cash Equivalents as of the Closing as determined for purposes of Section 1.3(b)(iii), then Seller shall pay to Buyer an amount equal to such decrease;

(iv)      in the event that the Indebtedness of the Acquired Entities is (a) greater than the Indebtedness as of the Closing as determined for purposes of Section 1.3(b)(iv), then Seller shall pay to Buyer an amount equal to such increase, and (b) less than the Indebtedness as of the Closing as determined for purposes of Section 1.3(b)(iv), then Buyer shall pay to Seller an amount equal to such decrease; and

(v)         in the event that the unpaid Transaction Expenses of the Acquired Entities is (a) greater than the unpaid Transaction Expenses as of the Closing as determined for purposes of Section 1.3(b)(v), then Seller shall pay to Buyer an amount equal to such increase, and (b) less than the unpaid Transaction Expenses as of the Closing as determined for purposes of Section 1.3(b)(v), then Buyer shall pay to Seller an amount equal to such decrease.

Such payments, in the case of a payment to be made by Seller, shall be made, within three Business Days of the determination of any such adjustment, to Buyer by wire transfer in immediately available funds to an account or accounts designated by Buyer, and, in the case of a payment to be made by Buyer, shall be made, within three Business Days of the determination of any such adjustment, to Seller by wire transfer in immediately available funds to an account or accounts designated by Seller.

1.4                               Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur within three Business Days after the date on which all of the conditions (except those conditions that are to be satisfied at Closing) set forth in ARTICLE VI and ARTICLE VII have been satisfied or waived, with such Closing taking place remotely via the exchange of documents and signatures, or at such other place, date and time as the parties shall mutually agree in writing; provided, that Buyer agrees to use commercially reasonable efforts to close the transactions contemplated hereby as soon as commercially practicable, but in no event shall the Closing occur before December 22, 2017 without Buyer’s prior written consent.  The day of which the Closing actually occurs is referred to herein as the “Closing Date.” The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously, and the Closing shall be deemed to be effective as of the close of business (local time in Dallas, Texas) on the Closing Date.

1.5                               Closing Deliveries.

(a)                           On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)                                     a duly executed instrument of transfer with respect to the Membership Interests;

(ii)                                  the written resignations of each manager and officer of each of the Acquired Entities as Buyer shall direct in writing to Seller at least five days prior to the Closing Date;

(iii)                               a duly completed and executed certification from Seller certifying that Seller is not a foreign person within the meaning of Code Section 1445;

(iv)                              a certificate of the secretary or an assistant secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(v)                                 a certificate of the secretary or an assistant secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

(vi)                              for each of Seller and the Acquired Entities, a certificate of good standing from the Secretary of State of the State of Delaware, as of a date not earlier than 10 days prior to the Closing Date;

(vii)                           non-competition agreements, each in substantially the form attached hereto as Exhibit B (the “Noncompetition Agreement”), by and among Buyer, on the one hand, and Seller and each of Ingrid West and Rodney Shrader, respectively, on the other hand;

(viii)                        the Payoff Letter (including the lien releases referenced therein); and

(ix)                              all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to ARTICLE VI of this Agreement.

(b)                           On the Closing Date, in addition to the payments to be made pursuant to Section 1.3 hereof, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)                                     a certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(ii)                                  a certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder;

(iii)                               a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which Buyer is organized, as of a date not earlier than 10 days prior to the Closing Date;

(iv)                              evidence reasonably satisfactory to Seller that Buyer has obtained a buyer-side representations and warranties insurance policy (the “R&W Policy”), solely for the benefit of Buyer, with a retention amount of not more than 1.0% of the Purchase Price with no Seller indemnitee and a policy limit of not less than $25,000,000, on terms reasonably acceptable to Buyer, which R&W Policy shall be in full force and effect at the Closing and shall provide, at a minimum, coverage for breaches of the Fundamental Representations for a period of six years;

(v)                                 releases, each in substantially the form attached hereto as Exhibit C in favor of each resigning officer and manager of each of the Acquired Entities;

(vi)                              duly executed counterparts of each Noncompetition Agreement; and

(vii)                           all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to ARTICLE VI of this Agreement.

ARTICLE II

REPRESENTATIONS and WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof, except as otherwise set forth in (i) the section of the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”) corresponding to such section in this ARTICLE II, or (ii) in any other section of the Seller Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section in this ARTICLE II, as follows:

2.1                               Organization; Power and Authority; and Qualification.

(a)                   Each of the Acquired Entities is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate the properties and assets it currently owns or leases and to carry on the Acton Business as it is currently conducted by it.

(b)                   Each of the Acquired Entities is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 2.1(b) of the Seller Disclosure Schedule sets forth a complete list of jurisdictions in which each Acquired Entity is authorized to do business.

(c)                    True and complete copies of the Governing Documents of each Acquired Entity have been made available to Buyer prior to the date hereof, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the Governing Documents of the Acquired Entities. All such Governing Documents are in full force and effect, no other organizational documents are applicable to or binding upon the Acquired Entities and no Acquired Entity is in material violation of any of the provisions of its Governing Documents.

2.2                               Seller’s Organization; Power and Authority and Approval. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to enter into, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been, and each Transaction Document to which Seller is a party upon the execution and delivery by Seller thereof will be, duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and of the Transaction Documents by each other party thereto) constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law).

2.3                               Capitalization. Seller is the record and beneficial owner of all of the Membership Interests.  The Company is wholly-owned by Acton Holdings. Other than the Membership Interests, there are no other equity securities of Acton Holdings issued, reserved for issuance or outstanding. Other than the equity interests held by Acton Holdings, there are no other equity securities of the Company issued, reserved for issuance or outstanding.  There are no securities outstanding convertible into, exchangeable for or carrying the right to acquire, at any time, or any voting agreements with respect to, any equity securities of the Acquired Entities or any subscriptions, warrants, options, rights or other arrangements obligating the Acquired Entities to issue or acquire any of their respective equity securities or securities convertible into or exchangeable for equity securities of the Acquired Entities. Except as contemplated by this Agreement or set forth on Schedule 2.3 of the Seller Disclosure Schedule, there are no obligations of any Acquired Entity to make any payment to any Person, including any holder of any equity securities of the Acquired Entities, based upon or related to the value of any equity securities of the Acquired Entities.  Other than Acton Holding’s ownership of the Company, neither Acton Holdings nor the Company, directly or indirectly, owns any equity or similar interest in, or any interest convertible into, exchangeable for, or carrying the rights to acquire, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

2.4                               Title to Membership Interests. The Membership Interests have been duly authorized, validly issued in compliance with all applicable securities Laws or exemptions therefrom and are fully paid and non-assessable. Seller has good, valid and marketable title to all of the Membership Interests free and clear of all Encumbrances other than those arising under applicable securities Laws and Encumbrances existing in connection with Indebtedness of the Acquired Entities, which Encumbrances will be released at Closing.

2.5                               Governmental Consents. No material consent, approval, waiver, or authorization of, or exemption by, or filing with any Governmental Authority (a “Governmental Consent”) is required in connection with the execution and delivery by Seller of this Agreement or any Transaction Document to which it is a party or the performance by it of its obligations hereunder or thereunder (excluding Governmental Consents, if any, which Buyer is required to obtain or make, as to which no representations or warranties are made by Seller), except for such filings as may be required under the HSR Act.

2.6                               No Conflicts. Except as set forth on Section 2.6 of the Seller Disclosure Schedule, the execution and delivery of, and performance by Seller of its obligations under, this Agreement and each Transaction Document to which it is a party will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Consents referred to in Section 2.5:

(a)                           violate any provision of the organizational documents of Seller or the Acquired Entities;

(b)                           violate any Law or Order applicable to Seller or the Acquired Entities;

(c)                            conflict with or result in the breach of any Material Contract in any material respect; or

(d)                           result in the creation of any Encumbrance upon any assets of the Acquired Entities.

2.7                               Financial Statements.

(a)                           Seller has delivered to Buyer unaudited financial statements consisting of copies of the balance sheet of the Company (the “Interim Balance Sheet”) as at September 30, 2017 (the “Interim Balance Sheet Date”) and the related statements of income and retained earnings and cash flows for the period then ended, and the audited financial statements of the Company consisting of the balance sheet of the Company as at December 31, 2016, the related statements of income and retained earnings equity and cash flows for the year then ended (collectively, the “Financial Statements”). The relevant Financial Statements reflect in all material respects the financial position and results of operations of the Company as at the respective dates indicated and for the respective periods then ended in conformity with GAAP applied on a consistent basis throughout the periods covered thereby except (i) for the adjustments disclosed in Section 2.7 of the Seller Disclosure Schedule or in the Financial Statements, (ii) in the case of the interim Financial Statements, for the absence of notes and other presentation items thereto and (iii) that, in the case of the interim Financial Statements, such interim Financial Statements are prepared consistent with historical reporting practices and are subject to normal year-end adjustments that will not be material.

(b)                           The Company maintains materially accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) material transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s assets, (iii) the reporting of the Company’s assets is compared with existing assets at regular intervals and (iv) material accounts and other material receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. To the Knowledge of Seller, there are no material weaknesses in the design or operation of the Company’s internal control structure and procedures over financial reporting. Seller has heretofore made available to the Buyer a true and complete copy of any material disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors relating to (x) any significant deficiencies in the design or operation of internal controls that could materially adversely affect the ability of the Company to record, process, summarize and report financial data and any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(c)                            The Company possesses books and records that contain all material financial and other information from the date of its inception through the date hereof necessary for the preparation of financial statements.

(d)                           All accounts receivable reflected on the Interim Balance Sheet represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business, subject to any reserves reflected in the Interim Balance Sheet. Since the Interim Balance Sheet Date, neither Seller nor any of the Acquired Entities has received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment other than for any disputes not exceeding $100,000.

2.8                               Undisclosed Liabilities. The Acquired Entities do not have any liabilities or obligations (accrued, contingent or otherwise) of the nature that would be required by GAAP to be reflected on a balance sheet of the Company, other than liabilities (i) adequately reflected or adequately reserved against in the Financial Statements; (ii) disclosed or referred to in the Seller Disclosure Schedule (or created by, or arising from, the documents listed therein); (iii) as to which no disclosure is required pursuant to this ARTICLE II (for example, because the making of the representation and warranty is disclaimed or because the liability involves an amount which is less than the threshold above which disclosure is required); (iv) arising since the Interim Balance Sheet Date in the Ordinary Course; (v) that, individually or in the aggregate, are not material to the Acton Business; or (vi) as set forth on Section 2.8 of the Seller Disclosure Schedule.

2.9                               Absence of Certain Changes or Events. Except as permitted or contemplated by this Agreement or disclosed on Schedule 2.9 in the Seller Disclosure Schedule, (i) since December 31, 2016, neither of the Acquired Entities has (a) suffered any material damage, destruction or casualty loss to its physical properties taken as a whole, (b) entered into any other transaction except in the Ordinary Course and except for transactions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (c) suffered any events, developments, occurrences or changes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or (ii) since the Interim Balance Sheet Date taken any action that would constitute a breach of Section 4.2 of this Agreement had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.

2.10                        Title to Assets. Each of the Acquired Entities has good and valid title to, a valid leasehold interest in, or an enforceable right to use, all of the material assets, equipment and other tangible personal property that it purports to own (including such property reflected on the Interim Balance Sheet) or uses in the conduct of the Acton Business, free and clear of all Encumbrances, other than Permitted Encumbrances.  All of such tangible assets and property owned or leased are, in all material respects, in good and working condition, reasonable wear and tear excepted, and are adequate for the use to which they are being put.  To Seller’s Knowledge, there are no physical conditions affecting any of the material assets and property of the Acquired Entities which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such assets and property or any portion thereof in the operation of the Acton Business as currently conducted.  The representations and warranties set forth in this Section 2.10 do not address Intellectual Property which is solely and exclusively addressed by Section 2.12.

2.11                        Sufficiency of Assets.  The assets and properties of the Acquired Entities, including the assets and properties used or held by either of them pursuant to leases, licenses and other Contracts, including all of the assets reflected on the Interim Balance Sheet or acquired in the Ordinary Course since the Interim Balance Sheet Date, constitute all of the assets and properties sufficient and necessary for the conduct of the Acton Business as it is currently conducted.

2.12                        Intellectual Property.

(a)                           Each of the Acquired Entities is the sole and exclusive owner of all right, title and interest in and to, or has an enforceable right to use, all material Intellectual Property used or held for use in the conduct of the Acton Business as it is currently conducted (collectively, the “Company IP”), free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                           Section 2.12(b) of the Seller Disclosure Schedule contains an accurate and complete list of all registered and applied for Intellectual Property which is owned by the Acquired Entities or used by the Acton Business (collectively, the “Registered IP”).

(c)                            All Registered IP is subsisting, valid and enforceable. The Acquired Entities have taken all reasonable and necessary steps to maintain and enforce the Company IP, and preserve the confidentiality of all Trade Secrets included therein. After consummation of the transactions contemplated by this Agreement, neither Seller nor any current or former Affiliate of Seller (other than the Acquired Companies) will own or have any right, title or interest in or to any Company IP. The execution, delivery and performance of this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Acquired Companies’ right to own or use any Company IP.

(d)                           To Seller’s Knowledge, (i) no Person has infringed, misappropriated or otherwise violated any Company IP, and (ii) each of the Acquired Entities, the conduct of the Acton Business as currently and formerly conducted, and the products and services of the Acquired Entities, have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. No Proceedings (including any opposition, cancellation, review or other Proceedings) are settled or pending or, to Seller’s Knowledge, threatened (including any offers to take a license), (x) alleging that either or both of the Acquired Entities has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person, (y) challenging the validity, enforceability, registrability or ownership of any Company IP, or (z) alleging that any Person infringed, misappropriated or otherwise violated any Company IP.

(e)                            To Seller’s Knowledge, the information technology systems (including any outsourced systems) used by the Acquired Companies in the Ordinary Course have not suffered any material security breach or material failure. Each Acquired Company is in compliance with all binding policies implemented by such Acquired Company and all applicable Laws, in each case, relating to privacy, data protection, the payment card industry and the collection, use, storage, transfer, disclosure and protection of personal information. There are no settled or pending or, to Seller’s Knowledge, threatened claims against any of the Acquired Companies by any Person or Governmental Authority alleging a material violation of any such policies or applicable Laws.

2.13                        Real Property.

(a)                           Neither of the Acquired Entities owns any real property. Section 2.13(a) of the Seller Disclosure Schedule sets forth a list of all leases, subleases, grants or licenses with respect to real property (each, a “Real Property Lease”) pursuant to which any Acquired Entity is a party, together with corresponding street address of all such leased real property (collectively, the “Leased Real Property”).  A true and complete copy of each written Real Property Lease (including all modifications, amendments, renewals and extensions thereto), and a written summary of the material terms of any oral Real Property Lease, in each case, as in effect on the date hereof, has been made available prior to the date hereof to Buyer and there have been no amendments, modifications or extensions of such Real Property Leases other than those set forth on Section 2.13(a) of the Seller Disclosure Schedule. The Leased Real Property constitutes all real property used or held for use by the Acquired Entities in the operation of the Acton

Business as currently operated. The Acquired Entities have a valid leasehold interest in each parcel of Leased Real Property.

(b)                           With respect to each Real Property Lease, and except as set forth on Section 2.13(b) of the Seller Disclosure Schedule:

(i)             each Real Property Lease is legal, valid and binding on, and enforceable against, the Acquired Entity party thereto and, to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms;

(ii)          no Acquired Entity has given or received any written notice of default under any Real Property Lease, and no default by any Acquired Entity or, to the Knowledge of the Seller, the other party or parties thereto, is continuing under any of the Real Property Leases;

(iii)       the Acquired Entity party to each Real Property Lease has not had its possession and quiet enjoyment of the Leased Real Property leased pursuant to such Real Property Lease materially disturbed and, to the Knowledge of the Seller, there are no material disputes with respect to any of the Real Property Leases;

(iv)      each Acquired Entity, and, to the Seller’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease;

(v)         no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been re-deposited in full;

(vi)      no Acquired Entity is a party to any written or oral subleases, assignments, licenses, or other contracts granting to any Person other than an Acquired Entity the right to use or occupy any Leased Real Property, nor has such Acquired Entity collaterally assigned or granted any other security interest in any of the Real Property Leases or any interest therein other than security interests to be released upon repaying of Indebtedness at the Closing; and

(vii)                                                   no Acquired Entity is a party to any outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property which is subject to a Real Property Lease.

(c)                            To Seller’s Knowledge, (i) there are no material physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Leased Real Property which materially impair the use of such Leased Real Property, and (ii) all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in good operating condition and repair and are adequate for the uses to which they are being put. Except as disclosed on Section 2.13(c) of the Seller Disclosure Schedule, within the last 12 months,  neither Seller nor any Acquired Entity has received written notice of any pending or threatened in writing condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property.

2.14                        Material Contracts.

(a)                           Section 2.14(a) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of each Contract pursuant to which an Acquired Entity is a party or has rights and/or obligations as of the date of this Agreement in each case that:

(i)                                                             provides for payments after the date hereof by or to an Acquired Entity thereunder of more than $100,000 per year, including without limitation all such Contracts that are (i) Contracts with customers or vendors, (ii) Contracts for capital expenditures (including leases of personal property), supplies or services, (iii) guarantees of third party obligations, and (iv) Contracts with any current or former officer, employee or consultant of the Acquired Entities for annual compensation or severance agreements (other than “at will” contracts that may be cancelled by the applicable Acquired Entity without cost or penalty upon 90 days or less advance notice);

(ii)                                                          provides for change in control, retention, transaction bonus or similar arrangements;

(iii)                                                       are collective bargaining agreements, labor Contracts or other written agreements or arrangements with any labor union, works council, or any other employee organization;

(iv)                                                      provides for any partnership, joint venture, strategic alliance, revenue sharing or other collaboration;

(v)                                                         provides for indemnification (or similar obligation) of any Person in excess of $100,000 and entered into outside of the Ordinary Course;

(vi)                                                      relates to the sale or acquisition of any assets of an Acquired Entity, other than in the Ordinary Course, for consideration in excess of $100,000;

(vii)                                                   relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(viii)                                                restricts or prohibits the kinds of businesses in which an Acquired Entity may engage,  including restrictions on any Acquired Entity’s ability to compete with any Person or employ any Person in any market or geographical area;

(ix)                                                      relating to or evidencing Indebtedness, including as an indenture, mortgage, loan agreement, promissory note or other Contract for the borrowing of money or a line of credit or which otherwise places an Encumbrance on any assets of the Acton Business;

(x)                                                         is a license (whether as licensor or licensee), option, covenant not to assert, or other right or immunity with respect to any material Intellectual Property or Contract relating to the development, ownership or enforcement of Intellectual Property, including without limitation any settlement or coexistence agreements;

(xi)                                                      is a Real Property Lease; and

(xii)                                                   any Contract or group of Contracts with a Person or Governmental Authority the termination of which would be reasonably expected to have a Material Adverse Effect and is not otherwise disclosed pursuant to the other clauses of this Section 2.14(a).

(b)                           Seller has made available to Buyer a copy of each Contract described in each of the clauses of Section 2.14(b)(i)-(xii) above (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is a valid and binding obligation of the Acquired Entity party thereto and, to the Knowledge of Seller, of each other party thereto, and is enforceable against such entity in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law). Neither Acton Holdings nor the Company nor, to Seller’s Knowledge, any other party to a Material Contract is in breach of, or default under, any Material Contract in any material respect. To the Knowledge of Seller, as of the date hereof, neither Seller nor any Acquired Entity has received any written claim or notice of material breach of or material default under any Material Contract and no event has occurred that individually or together with other events would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Acquired Entity (in each case, with or without notice or lapse of time or both). To the Knowledge of Seller, except as set forth in Section 2.14(b) of the Seller Disclosure Schedule, as of the date hereof, no party has indicated to Seller or any Acquired Entity its intent to terminate or modify any Material Contract in a manner materially adverse to any Acquired Entity.

2.15                        Environmental Matters.

(a)                           Each of the Acquired Entities is, and has been since January 1, 2015, in compliance in all material respects with Environmental Laws.

(b)                           The Acquired Entities have not Released Hazardous Materials at the Leased Real Property nor, to Seller’s Knowledge, at any former property or third-party property, nor, to Seller’s Knowledge, has any third party Released Hazardous Materials at any Leased Real Property, whereby such Hazardous Material would reasonably be expected to require an Acquired Entity to conduct or fund material remediation of the Hazardous Materials or result in an Acquired Entity becoming subject to any other material obligation or liability pursuant to Environmental Law.

(c)                            No Acquired Entity nor to Seller’s Knowledge, any Leased Real Property to the extent it would affect the operations of an Acquired Entity, is subject to an Order or any pending and unresolved material written notice, material request for information, or material complaint of a Governmental Authority, concerning any environmental matters or conditions, any actual or suspected presence or Release of Hazardous Materials or any requirement to conduct remediation of any Hazardous Materials at any location.

(d)                           Each of the Acquired Entities holds and is, and has been since January 1, 2015,  in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) in connection with the operation of the business as currently conducted and the operation of the Leased Real Property. No Action is pending or, to the Seller’s Knowledge, threatened in writing to revoke, suspend, cancel or adversely modify any material Environmental Permit. The transactions contemplated by this Agreement will not result in or trigger the termination, revocation or right of termination or cancellation of any Environmental Permits.

(e)                            There are no pending or, to Seller’s Knowledge, threatened in writing Proceedings against or affecting the Acquired Entities pursuant to or under Environmental Laws, and to Seller’s Knowledge, there are no facts, circumstances or conditions that could be reasonably expected to form the basis of such Proceedings or other material obligation or liability under Environmental Laws.

(f)                             Except for any Real Property Leases, no Acquired Entity has assumed or retained by contract any liabilities or other obligations under Environmental Law.

(g)                            The Seller has provided to the Buyer true and complete copies of all material reports with respect to the Acquired Entities or the Leased Real Property and Hazardous Materials or compliance with Environmental Laws that are in its possession and control.

(h)                           Notwithstanding any other provision of this Agreement, this Section 2.15 contains the sole and exclusive representations and warranties of Seller with respect to Environmental Laws, Environmental Permits, Releases of Hazardous Materials or any other environmental matter, and no other statement in this Agreement or in any other Transaction Document or information delivered or given to or received by or on behalf of Buyer shall be deemed to be a representation or warranty relating to Environmental Law, Environmental Permits, Releases of Hazardous Materials or any other environmental matters.

2.16                        Compliance with Laws. Each of the Acquired Entities is, and has been since January 1, 2015, in compliance in all material respects with all Laws currently in effect and applicable to the Acquired Entities or any of their respective properties or assets. The Acquired Entities hold all material Permits, and have made all required material declarations and filings with, all Governmental Authorities required under applicable Law, necessary for the Acquired Entities to own, lease and operate their respective properties and assets and conduct the Acton Business as presently conducted. No Acquired Entity is in material default or violation of any Permit to which it is a party. No Action is pending or, to the Knowledge of Seller, threatened in writing to revoke, suspend, cancel or adversely modify any material Permit. The representations and warranties set forth in this Section 2.16 do not address environmental matters which are solely and exclusively addressed by Section 2.15, Tax matters which are solely and exclusively addressed by Sections 2.19 and 2.20, employee benefits matters which are solely and exclusively addressed by Section 2.19, and labor matters which are solely and exclusively addressed by Section 2.21.

2.17                        Litigation. Section 2.17 of the Seller Disclosure Schedule sets forth a list of all pending or, to Seller’s Knowledge, threatened in writing Proceedings against any Acquired Entity or any of their respective properties or assets. There is no Proceeding pending, or to Seller’s Knowledge, threatened in writing against Seller or either Acquired Entity before any Governmental Authority in which any Person seeks to prohibit or prevent the consummation of the transactions contemplated by this Agreement. There are no Orders imposed upon any Acquired Entity or any of their respective properties, rights or assets by or before any Governmental Authority.

2.18                        Insurance.   Section 2.18 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all material policies of fire, workers’ compensation, property, casualty, general liability and other forms of insurance maintained by any Acquired Entity (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will have been timely paid, and no written notice has been received by any Acquired Entity from any insurance carrier purporting to reduce, cancel or terminate coverage under any of the Insurance Policies. Except as set forth on Section 2.18 of the Seller Disclosure Schedule, (a) since December 31, 2016, no Acquired Entity has made any claim under any such policy with respect to which an insurer has, in a written notice to Seller or an Acquired Entity, denied or disputed or otherwise reserved its rights with respect to coverage, (b) since December 31, 2016, no insurer has threatened in writing to cancel any such policy, and (c) there are currently no pending material claims involving more than $100,000 in any individual circumstance. Since December 31, 2016, neither Seller nor any Acquired Entity has received written notice of a material default under, or a termination or cancellation of, or a material increase in premium with respect to, any such insurance policy.

2.19                        Employee Benefit Plans.

(a)                           Section 2.19 of the Seller Disclosure Schedule sets forth a true and complete list of all Benefit Plans.

(b)                           Seller has made available to Buyer, with respect to each Benefit Plan, true and complete copies of (i)  the plan document (including any amendments thereto), (ii) the most recent summary plan description, if any,  (iii) the most recent determination, opinion or advisory letter received from the IRS, (iv) actuarial reports or financial statements and annual reports filed on Form 5500 (including any attachments thereto) for the two most recently completed plan years, as applicable, and (v) in the case of an unwritten Benefit Plan, a summary written description of such Benefit Plan.

(c)                            With respect to each Benefit Plan that is intended to be qualified under Code Section 401(a), a favorable opinion, advisory or determination letter from the IRS has been obtained, and, to Seller’s Knowledge, nothing has occurred since the date of any such opinion, advisory or determination letter that would reasonably be expected to cause the IRS to revoke such determination.

(d)                           Each Benefit Plan has been operated, funded and administered in compliance in all material respects with applicable Laws, including ERISA and the Code, and the provisions of such plan.

(e)                            During the past six years, neither any of the Acquired Entities nor any ERISA Affiliate has engaged in any transaction that would result in any material liability to either of the Acquired Entities or Buyer under Section 4069 or Section 4212(c) of ERISA, and neither of the Acquired Entities has (i) sponsored, maintained, participated in or contributed to or had any obligation to contribute to any (a) “pension plan” (as defined in Section 3(2) of ERISA) subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA, or (b) “multi-employer plan” (as defined in Section 3(37) of ERISA), or (ii) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation.

(f)                             All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.

(g)                            There is no pending or, to Seller’s Knowledge, threatened in writing assessment, complaint, Proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Benefit Plan (other than routine claims for benefits) and no Benefit Plan has within the two years prior to the date hereof been the subject of any examination or audit by any Governmental Authority.

(h)                           No Benefit Plan provides death or medical benefits beyond termination of service or retirement other than coverage mandated by applicable Law.

(i)                               The execution and performance of this Agreement (either alone or in conjunction with any other event) will not (i) result in any payment or benefit (whether of severance pay or otherwise) becoming due from any Acquired Entity to any current or former officer, employee, manager, director or consultant (or dependents of such persons) under any Benefit Plan or otherwise, (ii) accelerate the time of a payment or vesting or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such persons) of any Acquired Entity, or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(j)                              No Benefit Plan provides compensation or benefits exclusively or primarily to non-U.S. employees of the Acquired Entities.

(k)                           Notwithstanding any other provision of this Agreement, this Section 2.19 contains the sole and exclusive representations and warranties of Seller with respect to employee benefit matters, including any matter arising under ERISA, and no other statement in this Agreement or in any other Transaction Document or information delivered or given to or received by or on behalf of Buyer shall be deemed to be a representation or warranty relating to employee benefit matters, including any matter arising under ERISA.

2.20                        Taxes.

(a)                           Each of the Acquired Entities has (i) timely and properly filed all material Tax Returns required by applicable Law to be filed by it and all such Tax Returns are true and complete in all material respects; and (ii) timely paid all Taxes required to be paid (whether or not shown as due and payable on any such Tax Return).

(b)                           There are no Encumbrances for Taxes on any assets of the Acquired Entities, other than Permitted Encumbrances.

(c)                            Each of the Acquired Entities has withheld all material Taxes from payments to its employees, agents, contractors and nonresidents and remitted such amounts to the proper Governmental Authority.

(d)                           No (i) Tax audits or other legal Proceedings are pending, or to Seller’s Knowledge threatened in writing, with regard to any material Tax Returns of the Acquired Entities, (ii) material deficiencies for any Taxes that have been proposed, asserted or assessed against any Acquired Entity remain unsettled and unpaid, (iii) waiver of any statutes of limitation with respect to the assessment of any Taxes of any Acquired Entity has been granted, or (iv) extension of the period for assessment of any Taxes of the Acquired Entities is in effect.

(e)                            No written notice of a claim has been received from a Governmental Authority in a jurisdiction where the Acquired Entities do not file Tax Returns that any Acquired Entity is or may be subject to taxation by that jurisdiction.

(f)                             No Acquired Entity has engaged in a “listed transaction” described in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(g)                            No representation or warranty, including in Section 2.19 and this Section 2.20, is made with respect to the amount or availability of any Tax attribute (including a net operating loss) or Tax credit in or with respect to Taxes payable (or other Tax matters) in any Post-Closing Tax Period (or portion of a Straddle Period beginning on or after the Closing Date).

2.21                        Labor Matters.

(a)                           Neither of the Acquired Entities is or has been a party to, or bound by, any collective bargaining agreement or any other labor union agreement with any labor organization. No employees of the Acquired Entities (collectively, the “Acton Employees”) have been represented by any labor organization with respect to his or her employment with any Acquired Entity and there are no presently pending, nor threatened in writing, demands for recognition of a union as collective bargaining agent for any employees of the Acquired Entities. As of the date hereof and during the last three years, there has not been, nor has there been any threat of, any strike, lockout, slowdown, work stoppage, union organizing effort or unfair labor practice, Proceeding, complaint, grievance, arbitration or other labor dispute involving any of the employees of the Acquired Entities or affecting any Acquired Entity.

(b)                           Section 2.21(b) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all active Acton Employees, redacted as necessary to comply with applicable privacy laws, specifying their position, employment status (active or a description of leave), annual rate of base compensation, 2017 target bonus opportunities, 2016 bonus paid, date of hire and employer work location, and other benefits provided to each employee, together with an appropriate notation next to the name of any officer or employee on such list who is subject to any written employment agreement, termination or severance agreement, retention agreement, change in control agreement, non-competition or non-solicitation agreement, or any other agreement.  Since October 9, 2017, neither Seller nor any of the Acquired Entities have changed the material terms of any employment agreements or other arrangements with any Acton Employees, including any increase or acceleration of base compensation, bonus or other benefits payable thereto.

(c)                            Section 2.21(c) of the Seller Disclosure Schedule sets forth a true and complete list of all of the independent contractors and consultants of the Acquired Entities who provided services to the Acquired Entities during 2016 and 2017.

(d)                           The Acquired Entities are in material compliance with all applicable Laws pertaining to employment and employment practices to the extent related to any Acton Employees, and there are no actions, suits, claims, investigations or other legal Proceedings against any Acquired Entity pending or threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee or independent contractor of any Acquired Entity, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, worker classification or any other employment related matter arising under applicable Laws.

(e)                            Notwithstanding any other provision of this Agreement, this Section 2.21 contains the sole and exclusive representations and warranties of Seller with respect to labor matters and no other statement in this Agreement or in any other Transaction Document or information delivered or given to or received by or on behalf of Buyer shall be deemed to be a representation or warranty relating to labor matters.

2.22                        Customers and Suppliers.   Section 2.22 of the Seller Disclosure Schedule contains a list of (a) the top 20 customers (based on consolidated gross sales, but excluding new and used sales) of the Acton Business and (b) the top ten suppliers (based on consolidated gross expenditures) of the Acton Business, in each case, as of the 12 month period ended on December 31, 2016. Seller has not received any written notice that any of the customers identified on Section 2.22 of the Seller Disclosure Schedule will cease doing business or materially diminish its business relationship with the Acquired Entities.

2.23                        Affiliate Transactions.  Except as set forth on Section 2.23 of the Seller Disclosure Schedule, for employment and benefit arrangements and Contracts and arrangements solely between or among Acquired Entities, no officer, director, equity holder, partner or member of any Acquired Entity, or any of their respective Affiliates or any Affiliate of the Acquired Entities, on the one hand, is a party to any Contract or business arrangement with any Acquired Entity, on the other hand (each such Contract or business arrangement, an “Affiliate Agreement”). Except as set forth on Section 2.23 of the Seller Disclosure Schedule, no employee, officer, director, equity holder, partner, member, controlling person, agent or Representative of any Acquired Entity (each, an “Acquired Entity Related Party”) or, to the Knowledge of Seller, member of such Acquired Entity Related Party’s immediate family, or any corporation, partnership or other entity in which such Acquired Company Related Party is an officer, director or partner, or in which such Acquired Entity Related Party has an ownership interest or otherwise controls, is indebted to any Acquired Entity, nor is any Acquired Entity indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Knowledge of Seller, none of the Acquired

Entity Related Parties, or any member of such Acquired Entity Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Acquired Entity’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

2.24                        FCPA and Anti-Corruption. To the Knowledge of the Sellers, since December 31, 2016, each of the Acquired Entities has complied in all material respects with all applicable anti-bribery laws, including the FCPA.  No Acquired Entity nor, to the Knowledge of the Seller, any director, officer or Management-Level Employee of the Acquired Entities has, directly or indirectly, engaged in any Prohibited Act on behalf of the Company. No Acquired Entity has received written notice of any Proceedings or investigations alleging that such Acquired Entity is in violation of the FCPA or any other applicable anti-bribery laws or made any written voluntary disclosures to any Governmental Authority involving any Acquired Entity in any way relating to applicable anti-bribery laws, including the FCPA. No officer, director or employee of either Acquired Entity is a Government Official.

2.25                        No Deferred Payment Obligations.  There are no deferred payment obligations of any Acquired Entity in connection with any merger or other Acquisition Transaction consummated by any Acquired Entity.

2.26                        Fees.  Except for the fees payable to the Due Diligence Manager, which are the responsibility of Seller, neither Seller nor any Acquired Entity has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

3.1                               Organization and Good Standing. Buyer is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2                               Authority and Approval. Buyer has all requisite entity power and authority to enter into, and perform its obligations under, this Agreement and each Transaction Document to which Buyer is a party. The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and each Transaction Document to which Buyer is a party upon the execution and delivery by Buyer thereof will be, duly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller and of the Transaction Documents by each other party thereto) constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law).

3.3                               Consents. No Governmental Consent is required in connection with the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which it is a party or the performance by Buyer of its obligations hereunder or thereunder (excluding Governmental Consents, if any, which Seller is required to obtain or make, as to which no representations or warranties are made).

3.4                               No Conflicts. The execution and delivery of, and performance by Buyer of its obligations under, this Agreement and each Transaction Document to which it is a party will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of its organizational documents, (b) violate any Law or Order applicable to Buyer or (c) conflict with or result in the breach of any material Contract to which Buyer is a party or by which it is bound, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby.

3.5                               Funds Available.  As of the date hereof and as of the Closing Date, Buyer has and will have available to it sufficient funds consisting of cash on hand and access to borrowing under its senior secured asset-based revolving US credit facility (“ABL Facility”) to enable it to pay the Purchase Price, as adjusted pursuant to Section 1.3(b) hereof, and any post-closing adjustment to the Purchase Price in accordance with the terms and conditions of Section 1.3(f) hereof, and all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing) and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement in accordance with the terms hereof.

3.6                               Litigation. There is no Proceeding pending or, to Buyer’s knowledge, threatened in writing against Buyer that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

3.7                               Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Seller or any of its Affiliates could become liable or obligated.

3.8                               Purchase for Investment; Receipt of Information. Buyer is acquiring the Membership Interests solely for its own account for investment and not with a view to the distribution thereof. Buyer and its agents and Representatives have been given an opportunity to examine such instruments, documents and other information relating to, and ask questions regarding and receive answers from, Seller and its authorized agents and Representatives as Buyer has deemed necessary or advisable in order to make an informed decision relating to its purchase of the Acton Business and the Membership Interests and its suitability as an investment for Buyer, and to verify the accuracy of any information furnished to Buyer or to which Buyer had access. Buyer is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act or the Exchange Act, or any state or foreign securities laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

ARTICLE IV

COVENANTS OF SELLER

Seller hereby covenants and agrees with Buyer as follows:

4.1                               Cooperation by Seller. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain consents of the parties set forth on Schedule 4.1, and all other authorizations and approvals, and timely submit any notices or filings, required under any applicable Law, Orders or Contracts from or to any Governmental Authority or other Person in connection with the sale of the

Membership Interests by Seller to Buyer. Seller shall not under any circumstances be required to make any payments required or sought by any third party for any such consent or otherwise in connection with its obligations under this Section 4.1, Section 4.5, or Section 4.6.

4.2                               Conduct of Business.  Except (a) as may be otherwise contemplated by this Agreement or any Transaction Document or required by law or any of the documents listed in the Seller Disclosure Schedule, and (b) as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof and prior to the Closing, Seller shall cause the Acquired Entities to conduct the Acton Business in all material respects in the Ordinary Course, including using commercially reasonable efforts to take the following actions: (1) preserve and maintain existing relationships with suppliers, customers and employees of the Acton Business and Permits of the Acquired Entities; (2) continue all Insurance Policies of the Acquired Entities in full force and effect (or obtain replacement Insurance Policies on commercially reasonable terms); (3) pay all debts, Taxes and other obligations of the Acquired Entities when due, other than such items that are being contested in good faith; (4) maintain the properties and assets owned, operated or used by the Acquired Entities in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; and (5) perform all obligations under all Material Contracts relating to or affecting the properties, assets or business or the Acquired Entities.  Notwithstanding the foregoing, Seller shall not, and shall not permit any Acquired Entity to take any of the following actions:

(a)                           other than in the Ordinary Course, amend, terminate, extend or renew any Material Contract, or enter into any agreement that if entered into prior to the date hereof would constitute a Material Contract;

(b)                           except as required by applicable Law or any Benefit Plan, (i) change the material terms of its agreements or other arrangements with any officer, director or Management-Level Employee, including any increase or acceleration of base compensation, bonus or other benefits payable thereto, except for salary increases and annual bonuses for completed performance periods in the Ordinary Course, (ii) hire any Management-Level Employee, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan (or a plan or arrangement that would be a Benefit Plan if in existence as of the date hereof); or (iv) terminate the employment of any Management-Level Employee, other than due to such individual’s death, disability or for cause or non-performance of duties (each, as determined by the relevant Acquired Entity, in its reasonable discretion, in the Ordinary Course);

(c)                            other than capital expenditures related to first time Ordinary Course Mobile Mini fleet make ready and HVAC units currently in raw material inventory, make capital expenditures of more than $500,000 in the aggregate as of the time of Closing;

(d)                           issue any equity interest or any options, warrants or other rights of any kind to purchase any equity interest in either of the Acquired Entities;

(e)                            make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(f)                             settle or compromise the collection of any accounts receivable or other sums due to the Acquired Entities for less than the amount due for such accounts, other than in the Ordinary Course and for amounts not in excess of $100,000 in the aggregate;

(g)                            accelerate the collection of any accounts receivable, or defer the payment of any accounts payable, of the Acquired Entities, other than in the Ordinary Course;

(h)                           incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, other than in the Ordinary Course, in each case not to exceed $100,000, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(i)                               except for sales and leases of modular space units in the Ordinary Course, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its properties or assets (including equity interests in the Acquired Entities);

(j)                              enter into any agreement that restricts the ability of any of the Acquired Entities to engage or compete in any line of business in any respect material to the Acton Business, or enter into any agreement that restricts in any material respect the ability of any of the Acquired Entities to enter a new line of business;

(k)                           waive, settle or satisfy any material claim against any Acquired Entity, other than in the Ordinary Course and for amounts not in excess of $100,000 in the aggregate;

(l)                               make, change or revoke any material election relating to income Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any material claim or assessment by any Governmental Authority relating to Taxes;

(m)                       enter into, renew or amend in any material respect any Affiliate Agreement;

(n)                           acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the Ordinary Course;

(o)                           adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

(p)                           abandon, fail to maintain or protect, encumber, transfer, assign, or license or sublicense (except non-exclusive licenses or sublicenses granted in the Ordinary Course) any Reigstered IP or other material Company IP;

(q)                           take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect; or

(r)                              agree, in writing or otherwise, or commit to take any of the foregoing actions.

Notwithstanding the foregoing or anything herein to the contrary, nothing contained in this Agreement shall give Buyer, directly, or indirectly, the right to control or direct the operations of the Acquired Entities prior to the Closing. Prior to the Closing, the Acquired Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acton Business.

4.3                               Access. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Acquired Entities to, provide Buyer and its Representatives, during regular business hours, under reasonable circumstances, upon reasonable prior written notice to the Due Diligence Manager, and in a manner so as not to interfere with the normal business operations of the Acton Business, with such information in respect of the Acquired Entities and the Acton Business, and with such access to the properties, books and records of the Acquired Entities and the Acton Business, as Buyer may from time to time reasonably request; provided, however, that Seller shall not be obligated to provide, or cause to be provided to, Buyer with any information, documents or access where such access or disclosure would violate any Law, Order or term of any Contract, or adversely affect the ability of Seller or any of its Affiliates to assert attorney-client, attorney work product or other similar privilege; and provided, further, that in no event shall such access include access to any property to conduct any environmental testing or sampling without prior written consent of Seller. Any disclosure whatsoever to Buyer during such investigation shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in ARTICLE II of this Agreement. Buyer shall comply with, and shall cause its Affiliates and Representatives to comply with, all of its obligations under the Confidentiality Agreement with respect to the information disclosed and access given pursuant to this Section 4.3, which agreement shall remain in full force and effect.

4.4                               No Solicitation.

(a)                           From the date hereof and prior to the Closing or termination of this Agreement, Seller shall not, nor shall Seller authorize or permit any of its Affiliates or any of their respective directors, managers, officers or employees or any investment banker or other Representative or agent retained by any of them to, directly or indirectly, solicit, initiate or participate (including by way of furnishing information) in any discussions or negotiations with any Person (other than Buyer or an Affiliate of Buyer or Seller or an Affiliate of Seller) or enter into any Contract with any Person (other than Buyer or an Affiliate of Buyer or Seller or an Affiliate of Seller) concerning any merger, consolidation, sale of equity, sale of substantial assets or similar transactions involving (directly or indirectly) the Acton Business or the Acquired Entities (each such acquisition transaction, an “Acquisition Transaction”).

(b)                           Seller shall notify Buyer promptly (but in any case within two Business Days) after receipt by it, any Acquired Entity or their respective Affiliates or Representatives of any information relating to a possible Acquisition Transaction or any request for information in connection with an Acquisition Transaction or for access to the properties, books or records, non-public information, directors, employees, officers or advisors of any Acquired Entity by any Person that informs Seller, any Acquired Entity or their respective Affiliates or Representatives that it is considering proposing, or has proposed, an Acquisition Transaction.  Seller shall, and shall cause each Acquired Entity to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by any of them or their respective Affiliates or Representatives with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction and request from each Person that has executed a confidentiality agreement with Seller, any Acquired Entity or any of their respective Affiliates or Representatives the prompt return or destruction of all Confidential Information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of any Acquired Entity, in each case in accordance with the applicable confidentiality agreement.

4.5                               HSR Act.  In the event the Federal Trade Commission, the Antitrust Division of the Department of Justice, an Attorney General of any U.S. State (if such Attorney General is conducting an antitrust review) or any other Governmental Authority conducting a review or investigation under any

Antitrust Laws (each, an “Antitrust Authority”) provides written notice to any Party setting forth an obligation to make a filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, Seller agrees to use commercially reasonable efforts to make an appropriate filing within seven Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.  In the event of any such request and in the event any Proceeding is initiated after the date hereof by any Antitrust Authority under any Antitrust Laws, as described in Section 5.7, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in making such filing and/or responding to any such Proceeding, including without limitation providing Buyer with information and documentary material reasonably requested by Buyer or any Antitrust Authority in connection with the foregoing.

4.6                               Cooperation with Providing Information.  From the date hereof until the Closing Date, Seller shall, and shall cause the Acquired Entities to, use commercially reasonable efforts to furnish: (i) all information as the lenders under Buyer’s ABL Facility shall reasonably request which is necessary to comply with the U.S.A. Patriot Act of 2001, the Bank Secrecy Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing and “know your client” policies, regulations, laws or rules, including any guidelines or orders respectively thereunder; (ii) any other information as such lenders shall reasonably request and shall be reasonably available to complete their evaluation of the Acquired Entities and the acquired assets that will be collateral under the ABL Facility as of the Closing Date; and (iii) all reasonably available relevant financial information related to the transactions contemplated hereby.  Buyer shall (i) upon the earlier of the Closing Date and termination of this Agreement reimburse Seller and the Acquired Entities for all out-of-pocket costs incurred in good faith by Seller and the Acquired Entities in connection with the furnishing of such information (including reasonable fees of their accountants, consultants, legal counsel, agents and other Representatives) and (ii) indemnify and hold harmless Seller and the Acquired Entities and their respective Affiliates and Representatives from and against any and all liabilities incurred or suffered by them in connection with providing any of the information or cooperation required by this Section 4.6; provided, that Buyer shall not be obligated to provide such indemnity to the extent such Losses result from (x) misstatements or ommissions in the historical information relating to the Acquired Entities or other information provided in writing by or on behalf of the Acquired Entities or any of their respective Affiliates, officers, directors, employees and Representatives (including legal, financial and accounting advisors), (y) the Fraud, bad faith, gross negligence, or willful misconduct of any Acquired Entity or their respective directors, officers, employees, Representatives or advisors or (z) a material and uncured breach by the Seller of any of its obligations hereunder.  For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 4.6 represent the sole obligation of Seller and the Acquired Entities and their respective Affiliates and Representatives with respect to cooperation in connection with Buyer’s borrowing under its ABL Facility.

4.7                               Further Assurances. At any time after the Closing Date, Seller shall, at Buyer’s sole cost and expense and without incurring any liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer and necessary for Buyer to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE V

COVENANTS OF BUYER

Buyer hereby covenants and agrees with Seller as follows:

5.1                               Cooperation by Buyer.

(a)                           Except as specifically set forth in Section 5.7 hereof, prior to the Closing, Buyer shall use commercially reasonable efforts to obtain all approvals, and timely submit any notices or filings, required under any applicable Law or Orders from or to any Governmental Authority in connection with the purchase of the Membership Interests by Buyer from Seller. Buyer acknowledges and agrees that certain consents, authorizations and approvals to the transactions contemplated by this Agreement may be required from parties to Contracts to which an Acquired Entity is a party and such consents, authorizations and approvals have not been obtained. Prior to the Closing, Buyer shall assist Seller and the Acquired Entities in obtaining such consents, authorizations and approvals; provided, that, except as specifically set forth in Section 5.7 hereof, the failure to obtain any such consent, authorization or approval shall not delay or prevent the Closing (including by application of ARTICLE VI). For the avoidance of doubt, Buyer agrees that (i) neither Seller nor any of its Affiliates or Representatives shall have any liability whatsoever to Buyer or any of its respective Affiliates arising out of or relating to the failure to obtain any consents, authorizations or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof and (ii) no representation, warranty or covenant of Acton Holdings, the Company or Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any consent, authorization or approval or as a result of any such default, acceleration or termination or any Proceeding commenced or threatened in writing by or on behalf of any Person arising out of or relating to the failure to obtain any consent, authorization or approval or any such default, acceleration or termination.

(b)                           From the date hereof and prior to the Closing, Buyer agrees that it shall use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to defend against any Proceedings by any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any Governmental Authority that is not yet final and non-appealable.

(c)                            From the date hereof through the Closing Date, neither Buyer nor any of its Affiliates shall interfere with the conduct of the Acton Business or with Seller’s, Acton Holding’s, or the Company’s relationships with their respective employees. Without limiting the foregoing, Buyer shall not, without the prior written approval of the Due Diligence Manager contact any employee, customer, supplier or landlord of the Acton Business or any other Person which has a business relationship with the Acton Business.

5.2                               Preservation of Books and Records.

(a)                           For a period ending upon the later of (i) seven years from the end of the calendar year in which the Closing occurs or (ii) the expiration of any applicable statute of limitations, including any extensions thereof (the “Information Maintenance Period”):

(i)                                     Buyer shall not dispose of or destroy any of the books and records of the Acquired Entities or the Acton Business relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction;

(ii)                                  Buyer shall allow Seller and its agents and Representatives access to all Books and Records on reasonable notice and at reasonable times in connection with any Tax claim, Tax Proceeding or other investigation by a Governmental Entity, any claim by or against a third party or any other proper purpose (but excluding in connection with any claim or dispute among the Parties hereto, other than as contemplated by Section 1.3) at Buyer’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right (at Seller’s own expense) to make copies of any such Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unreasonably disrupt or unduly interfere with the normal conduct of business or operations of the Acquired Entities.  Notwithstanding the foregoing, Buyer may restrict the foregoing access solely to the extent that in the reasonable judgment of Buyer, based on the advice of legal counsel, any Law applicable to Buyer or any Acquired Entity requires it to restrict access to any such information of the Acquired Entities and in no event shall any Acquired Entity be required to provide any documents or other information covered by attorney-client privilege, the attorney work product doctrine or other similar protection (provided that Buyer and the Acquired Entities shall use reasonable efforts to provide extracts or summaries of such protected information or to otherwise provide such protected information in a manner that does not jeopardize the applicable protection); and

(iii)                               Buyer shall use commercially reasonable efforts to make available to Seller upon reasonable advanced written notice and at times and locations convenient to Buyer: (1) Buyer’s personnel to reasonably assist Seller in locating and obtaining any Books and Records, and (2) any of Buyer’s personnel whose assistance or participation is reasonably required by Seller or its Affiliates in anticipation of or preparation for, or for depositions or testimony in, existing or future litigation or other matters in which Seller or any of its Affiliates is involved. Seller shall reimburse Buyer for the reasonable and documented out-of-pocket expenses incurred by it in performing the covenants contained in this Section 5.2(a).

(b)                           The Information Maintenance Period shall be extended in the event that any litigation or investigation has been commenced or is pending or threatened in writing at the termination of such Information Maintenance Period, and such extension shall continue until any such litigation or investigation has been settled through judgment or otherwise or is no longer pending or threatened in writing.

5.3                               Insurance. Buyer shall not and shall cause its Affiliates (including the Acquired Entities after the Closing) not to assert, by way of claim, litigation or otherwise, any right to any insurance policies of Seller or its Affiliates or any benefit thereunder; provided, however, that this provision shall not apply to insurance policies maintained by the Acquired Entities after the Closing. Seller and its Affiliates shall retain all right, title and interest under all insurance policies of Seller and its Affiliates.

5.4                               Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefits Insurance.

(a)                           For a period of six years after the Closing Date, Buyer shall, or shall cause the Acquired Entities to, ensure that all rights to indemnification and exculpation existing as of the Closing in favor of any individual who, at or prior to the Closing Date, was a director, manager, officer, member, trustee or fiduciary of any of the Acquired Entities or who, at the request of any of the applicable Acquired Entities, served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Employee Indemnified Persons”) as provided in the respective Governing Documents of each of the Acquired Entities and any indemnification agreements by and between any Acquired Entities and any Employee Indemnified Person shall be assumed by Buyer at the Closing and shall remain in full force in accordance with their terms; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Buyer shall not, and Buyer shall cause the Acquired Entities not to, settle, compromise or consent to the entry of judgment in any claim related to an Employee Indemnified Person or threatened in writing action or investigation against or involving any Employee Indemnified Person without the written consent of such Employee Indemnified Person.

(b)                           For a period of six years after the Closing Date, Buyer shall, or shall cause the Acquired Entities to, provide or maintain in effect through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors, managers, officers, trustees or fiduciaries of the Acquired Entities as of the date hereof (the “Existing Policy”) on terms comparable in all material respects to the Existing Policy, with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those of the Existing Policy.

(c)                            Notwithstanding any other provisions hereof, the obligations of Buyer and the Acquired Entities contained in this Section 5.4 shall be binding upon the successors and assigns of Buyer and the Acquired Entities. In the event Buyer or any of the Acquired Entities, or any of their respective successors or assigns, (i) consolidates with, merges into, or is otherwise acquired by, any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or any of the Acquired Entities, as the case may be, honor the indemnification and other obligations set forth in this Section 5.4.

(d)                           The obligations of Buyer and the Acquired Entities under this Section 5.4 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Employee Indemnified Person to whom this Section 5.4 applies without the consent of such affected Employee Indemnified Person (it being expressly agreed that the Employee Indemnified Persons to whom this Section 5.4 applies shall be third party beneficiaries of this Section 5.4). The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Employee Indemnified Person, his, her or its heirs and his or her Representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(e)                            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of the Acquired Entities or any of their respective directors, managers, officers, trustees or fiduciaries it being understood and agreed that the indemnification provided for in this Section 5.4 is not prior to or in substitution for any such claims under such policies.

5.5                               Confidentiality. Prior to the Closing and after any termination of this Agreement, Buyer shall hold, and shall cause its Affiliates, officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all Confidential Information (as that term is defined in the Confidentiality Agreement) made available to Buyer or any of its Affiliates, officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents, and Buyer shall comply with, and shall cause all of its Affiliates, officers, directors, employees, managers, accountants, counsel, consultants, advisors and agents to comply with, all of its obligations under the Confidentiality Agreement, and, in such event, the Confidentiality Agreement shall remain in full force and effect.

5.6                               Buyer Actions. Any acts or omissions of the Buyer, any of its Affiliates or any party acting for the benefit or at the discretion of the Buyer or any of its Affiliates before or after the date hereof or the Closing Date shall not be the basis for a Material Adverse Effect, shall not be the basis upon which the Buyer’s closing conditions set forth in ARTICLE VI shall fail to be satisfied and shall not excuse the Buyer from performing its obligations under this Agreement and consummating the transactions contemplated hereby.

5.7                               Antitrust Laws. If any Proceeding is initiated before or after Closing by an Antitrust Authority that questions the validity or legality of the transactions contemplated hereby or the ownership, control, operation or use of the assets or businesses of Seller by Buyer or any Affiliate of Buyer under the Antitrust Laws, or the applicability of the HSR Act to the transactions contemplated hereby, Buyer agrees to use commercially reasonable efforts and to take any and all steps necessary to resolve promptly any investigation and to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Antitrust Authority or any other party under any Antitrust Laws to resolve promptly any objection by any Antitrust Authority or third party under any Antitrust Laws and, if applicable to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible but in no event later than the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired or owned or controlled by Buyer or its Affiliates as are reasonably necessary to be divested in order to terminate any investigation prior to the Outside Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order prior to the Outside Date or other order in any Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Orders (whether temporary, preliminary or permanent) that would prevent the consummation of the transactions contemplated hereby by the Outside Date. Seller shall, at Buyer’s cost and expense, take commercially reasonable efforts to provide to Buyer information and documentary material as reasonably requested by Buyer in connection with the foregoing. In the event any Proceedings are initiated prior to the Closing, Buyer and Seller (at Buyer’s cost and expense) shall provide to each other with:  (i) prior notice of and an opportunity to participate in all meetings, discussions and communications with an Antitrust Authority in connection with the transactions; (ii) advance notice and an opportunity to reasonably comment (without causing any undue burden or hardship) on all submissions, memoranda, presentations and white papers submitted to an Antitrust Authority in connection with the transactions; and (iii) notice regarding and keep each other informed regarding any material communications with an Antitrust Authority.

5.8                               Further Assurances. At any time after the Closing Date, Buyer shall, at Seller’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller and necessary for Seller to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE VI

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

6.1                               Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and all the representations and warranties of Seller in ARTICLE II that are qualified by “materiality,” “Material Adverse Effect” or similar materiality qualifiers shall be true in all respects and all other representations and warranties of Seller in ARTICLE II shall be true in all material respects on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true in all respects or in all material respects, as the case may be, only as of such date). Buyer shall have received a certificate executed by Seller (the “Seller’s Certificate”), dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 6.1.

6.2                               No Prohibitions. No statute, rule, regulation or Order of any Governmental Authority, shall be in effect which prohibits Buyer from consummating the transactions contemplated by this Agreement.

6.3                               Material Adverse Effect. Since December 31, 2016, there shall not have occurred any Material Adverse Effect that is continuing on the Closing Date.

6.4                               HSR Act. If prior to the Closing an Antitrust Authority determines the HSR Act applies to the transactions contemplated hereby, the waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated. Additionally, there shall be no Order issued delaying or preventing the Closing of the transactions contemplated by this Agreement based on Antitrust Laws.

6.5                               Termination of Affiliate Agreements. Seller shall have terminated all Affiliate Agreements and Seller shall have provided evidence of such termination to Buyer.

6.6                               Payoff Letter. Seller shall have delivered a duly executed payoff letter from Wells Fargo Bank, National Association, in a customary form that is reasonably acceptable to Buyer (the “Payoff Letter”), which payoff letter shall authorize the termination of all liens filed of record by Wells Fargo Bank upon receipt of the amounts set forth in such payoff letter.

6.7                               Certain Consents. Seller shall have delivered to Buyer the consents of the third parties set forth on Schedule 6.7 of the Seller Disclosure Schedule, in each case in a form reasonably acceptable to Buyer, which consents are required pursuant to the terms of certain Material Contracts for the consummation of the transactions contemplated by this Agreement.

6.8                               Closing Deliveries. Seller shall have delivered, or cause to be delivered, to Buyer the documents identified in Section 1.5(a).

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

7.1                               Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and the representations and warranties of Buyer contained in ARTICLE III that are qualified by “materiality,” “Material Adverse Effect” or similar materiality qualifiers shall be true in all respects and all other representations and warranties of Buyer contained in ARTICLE III shall be true in all material respects on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true in all respects or in all material respects, as the case may be, only as of such date). Seller shall have received a certificate executed by Buyer (the “Buyer’s Certificate”), dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

7.2                               No Prohibitions. No statute, rule, regulation or Order of any Governmental Authority shall be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement.

7.3                               HSR Act. If prior to the Closing an Antitrust Authority determines the HSR Act applies to the transactions contemplated hereby, the waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated. Additionally, there shall be no Order issued delaying or preventing the Closing of the transactions contemplated by this Agreement based on Antitrust Laws.

7.4                               Closing Deliveries. Buyer shall have delivered, or cause to be delivered, to Seller the documents identified in Section 1.5(b).

ARTICLE VIII

EMPLOYMENT MATTERS

8.1                               Employment of Employees.

(a)                           For one year following the Closing Date, Buyer shall use commercially reasonable effort to provide or cause the Acquired Entities to provide to all Acton Employees immediately prior to the Closing Date who are employed with any Acquired Entity or Buyer or any Affiliates thereof on or after the Closing Date (“Company Employees”) (i) base salaries or wages and bonus opportunities that are substantially comparable, in the aggregate, to the base salaries or wages and bonus opportunities provided to such Acton Employees immediately prior to the Closing and (ii) benefits perquisites and other terms and conditions of employment that are substantially comparable, in the aggregate, to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including severance plans and policies, but excluding any equity or equity-based incentive compensation plans), in each case after taking into account individual compensation and benefits standards for similarly situated employees in the industry in the United States, as considered on a regional basis and dependent upon level of employment.  Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, the Buyer or the Acquired Entities may terminate or cause to be terminated the employment of any Company Employee subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination and/or under any applicable employment Contract, collective bargaining agreement or Law.

(b)                           Without limiting the generality of the foregoing, (i) Seller shall cause the Acquired Companies to pay on the day immediately prior to the Closing Date the pro-rated portion of all annual bonuses earned as of such date, (ii) Buyer shall cause the Acquired Entities to keep in effect for at least six months following the Closing Date severance and retention plans, practices and policies in effect applicable to Company Employees on the date hereof with respect to that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof, as disclosed on Schedule 2.19 of the Seller Disclosure Schedule, with respect to such Company Employees, and (iii) Buyer shall cause the Acquired Entities to ensure, and the Acquired Entities immediately following the Closing agree to ensure, that all Company Employees who were notified of their target bonuses for the current fiscal year receive annual bonuses at least equal to the bonuses to which such employees would be entitled under the applicable bonus arrangements of the Acquired Entities as of the date hereof, provided that any such payment shall take into account the amounts paid by Seller as set forth in (i) above, and shall be dependent upon employee’s job performance and attendance.

(c)                            Following the Closing Date, Buyer shall use commercially reasonable efforts to, or cause the Acquired Entities to, (i) waive limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage which are applicable to any Company Employees or their dependents or beneficiaries under any group health plan in which such Company Employees and their dependents or beneficiaries may be eligible to participate and (ii) provide that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) prior to the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such group health plan.

(d)                           Buyer shall, or cause the applicable Acquired Entity to, grant, or cause to be granted to, all Company Employees from and after the Closing Date credit for all service with the Acquired Entities, and their respective predecessors, prior to the Closing Date for all purposes (including of eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance; provided that such crediting of service does not operate to duplicate any benefit or the funding of any benefit.

(e)                            Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee or Person any rights or remedies of any nature whatsoever, including any right to employment or continued employment for any period with any Acquired Entity, Buyer or any of their respective Affiliates, or continued compensation, benefits or terms of employment, (ii) be interpreted to prevent or restrict the Acquired Entities or Buyer from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 8.1, or (iii) be treated as an amendment, adoption or other modification of any Benefit Plan or other employee benefit plan or arrangement.

(f)                             WARN Act. Buyer shall be solely responsible for any liability or obligation under the WARN Act or any similar law incurred or arising as a result of the termination of any Company Employee or employee of any of the Acquired Entities by Buyer or the Acquired Entities on or after the Closing Date.  Seller shall notify Buyer of the termination of employment of any Company Employees in the 90 day period before Closing.

8.2                               No Third-Party Beneficiaries. No provisions of this ARTICLE VIII shall create any rights or interest, except as among the parties to this Agreement, and no former, present or future employees of any such party or its Affiliates (or any dependents of such individuals) will be treated as third-party beneficiaries in or under the provisions of this Agreement, except as set forth in Section 13.4.

ARTICLE IX

TAXES

9.1                               Tax Returns

(a)                           Seller shall, with respect to the Acquired Entities, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Acquired Entities for any Pre-Closing Tax Period that are required to be filed after the Closing Date (the “Seller Prepared Returns”). Such Seller Prepared Returns shall be prepared in a manner consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Sections 9.1(c) and 9.1(d).

(b)                           Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Acquired Entities for any Post-Closing Tax Period (the “Buyer Prepared Returns”). Such Buyer Prepared Returns shall be prepared in a manner consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Sections 9.1(c) and 9.1(d). At least 90 days prior to the due date of any Buyer Prepared Return that relates to a Straddle Period, Buyer shall provide a draft of such Tax Return to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed. Buyer shall incorporate any reasonable comments made by Seller to such Tax Return.

(c)                            Buyer shall not, and shall not allow the Acquired Entities to, amend any Tax Return of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period or otherwise initiate, respond to, or agree to any other Seller Tax Matter without the prior written consent of Seller except as otherwise required by applicable Law.

(d)                           Buyer agrees that it shall not (and shall not allow the Acquired Entities or any of its other Affiliates to) make any election to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by either of the Acquired Entities and Buyer shall not (and shall not allow the Acquired Entities or any of its other Affiliates to) carry back any net operating loss or other Tax attribute or Tax credit incurred or realized in a Post-Closing Tax Period to a Pre-Closing Tax Period of either of the Acquired Entities.

9.2                               Apportionment of Taxes. For purposes of this Agreement, if any Tax (or Tax refund) relates to a Straddle Period (other than Transfer Taxes which shall be allocated to Buyer in accordance with Section 9.7), the parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period:

(a)                           in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to Seller’s Pre-Closing Tax Period shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning after the Closing Date;

(b)                           in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to Seller’s Pre-Closing Tax Period shall be determined as if the applicable Acquired Entity or Seller filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the close of business on the Closing Date using a “closing of the books methodology”;

(c)                            for purposes of this Section 9.2, exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the annual period elapsed as of the close of business on the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date;

(d)                           all Taxes for a Straddle Period not specifically allocated to Seller’s Pre-Closing Tax Period pursuant to this Section 9.2 shall be allocated to Buyer’s Post-Closing Tax Period;

(e)                            Buyer shall be obligated to reimburse Seller with respect to any Assumed Taxes to the extent paid by Seller, and such reimbursement shall be made within 30 business days following notification from Seller with respect to the amount of Assumed Taxes paid by Seller and due from Buyer; and

(f)                             Seller shall be obligated to reimburse Buyer with respect to any Retained Taxes to the extent paid by Buyer, and such reimbursement shall be made within 30 business days following notification from Buyer with respect to the amount of Retained Taxes paid by Buyer and due from Seller.

9.3                               Refunds.

(a)                           All refunds for any Retained Taxes (including all refunds of the Acquired Entities for a Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date as determined pursuant to Section 9.2) whether in the form of cash received or a credit (or offset) against Taxes otherwise payable shall be for the benefit of Seller. To the extent that Buyer, Acton Holdings, or the Company or any of their Affiliates receive a refund that is for the benefit of Seller, Buyer shall pay the amount of such refund (and interest received from the Governmental Authority with respect to such refund) to an account or accounts designated by Seller. The amount due to Seller shall be payable ten days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit or offset, ten days after the due date of the Tax Return claiming such credit or offset). Buyer shall, and shall cause its Affiliates to, take all commercially reasonable actions requested by Seller to timely claim any refunds that will give rise to a payment under this Section 9.3.

(b)                           All refunds for any Assumed Taxes (including all refunds of Acton Holdings or the Company for a Post-Closing Tax Period (or portion of any Straddle Period beginning after the Closing Date as determined pursuant to Section 9.2)) (whether in the form of cash received or a credit (or offset) against Taxes otherwise payable) shall be for the benefit of Buyer. To the extent that Seller or any of its Affiliates receive a refund that is for the benefit of Buyer, Seller shall pay the amount of such refund (and interest received from the Governmental Authority with respect to such refund) to Buyer. The amount due to Buyer shall be payable ten days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit or offset, ten days after the due date of the Tax Return claiming such credit or offset).

9.4                               Audits.

(a)                           If any Governmental Authority issues to Buyer, any Affiliate of Buyer, Acton Holdings, or the Company (i) a notice of its intent to audit or conduct another Proceeding that could give rise to a Retained Tax, (ii) a notice of deficiency for a Retained Tax, or (iii) a notice relating to any other Seller Tax Matter, Buyer shall notify Seller of its receipt of such communication from the Governmental Authority within ten days of receipt. If any Governmental Authority issues to Seller or any Affiliate of Seller (x) a notice of its intent to audit or conduct another Proceeding that could give rise to an Assumed Tax or (y) a notice of deficiency for an Assumed Tax, Seller shall notify Buyer of its receipt of such communication from the Governmental Authority within ten days of receipt. The failure of a party to timely provide such written notice shall excuse the other party from their obligations under this Agreement with respect to any Retained Tax or Assumed Tax directly or indirectly attributable to any such written notification or other communication if the failure to provide such written notice adversely affected the ability of the party not receiving the notice to contest any claim arising from such notice.

(b)                           Seller, at its sole cost and expense, shall control (or in the case of Acton Holdings or the Company, have the right to assume control of) any audit or other Proceeding (a “Tax Contest”)

that could give rise to a Retained Tax for Seller (other than a Retained Tax with respect to a Straddle Period); provided, however, (i) Seller shall not, and shall not allow Acton Holdings or the Company, to settle, resolve, or abandon such Tax Contest (whether or not Buyer participates in such Tax Contest) to the extent it could result in an Assumed Tax without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned) and (ii) Buyer, at its sole cost and expense, shall be entitled to participate in any such Tax Contest.

(c)                            Buyer, at its sole cost and expense, shall control any Tax Contest that could give rise to an Assumed Tax (or a Retained Tax for a Straddle Period); provided, however, (i) Buyer shall not, and shall not allow Acton Holdings or the Company, to settle, resolve, or abandon such Tax Contest to the extent it could result in a Retained Tax without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned, and (ii) Seller shall be entitled to participate in any Tax Contest relating to a Straddle Period.

9.5                               Cooperation. Buyer and Seller shall (and shall cause their respective Affiliates, including the Acquired Entities, to) (a) assist in the preparation and timely filing of any Tax Return regarding any Retained Tax; (b) assist in any audit or other Proceeding with respect to a Retained Tax; (c) make available any information, records, or other documents relating to a Retained Tax; (d) prepare any documents (including filing powers of attorney to comply with Section 9.4); (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an applicable exemption for (or reduction in) any Transfer Tax; and (f) obtain, at the expense of the requesting party, Tax refunds for an Assumed Tax or Retained Tax.

9.6                               Entity Classification Elections. Seller shall not make (and shall not cause the Acquired Entities to make) an election to treat the Acquired Entities as corporations for U.S. federal income tax purposes.

9.7                               Transfer Taxes. Buyer shall be liable for and shall pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, including all title transfer and re-titling Taxes, costs, fees, and expenses, and any deficiency, interest or penalty asserted with respect thereof arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”). Buyer shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes (and Seller shall cooperate with respect thereto as necessary).

9.8                               Purchase Price Allocation Schedule.

(a)                           Buyer and Seller agree to allocate the aggregate purchase price (and all other capitalized costs) to be paid for the Membership Interests among the assets of the Acquired Entities in a manner consistent with the principles of Section 1060 of the Code. Within 30 Business Days of the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price among the assets of the Acquired Entities (the “Purchase Price Allocation Schedule”). If within 30 days of receiving the Purchase Price Allocation Schedule, Seller has not objected, the Purchase Price Allocation Schedule shall be final and binding. If within 30 Business Days of receiving the Purchase Price Allocation Schedule Seller objects to the Purchase Price Allocation Schedule, Seller and Buyer shall cooperate in good faith to resolve their differences, provided, that if after 30 Business Days, Seller and Buyer are unable to agree, the Parties shall retain the Independent Accountant to resolve their dispute. The determination of the Independent Accountant shall be final and binding on the Parties. The cost of the Independent Accountant shall be shared equally by Seller and Buyer. Buyer and Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule, as finally determined, to reflect changes in the Purchase Price.

(b)                           The Purchase Price Allocation Schedule, as finally determined, shall be binding on the parties hereto, and subject to appropriate changes to the Purchase Price Allocation Schedule, the parties shall file all Tax Returns (including Internal Revenue Service Form 8594) consistently with the Purchase Price Allocation Schedule, as finally determined, and not take any position during the course of any audit or other Proceeding that is inconsistent with the Purchase Price Allocation Schedule, as finally determined, unless otherwise required by a determination of a Governmental Authority that is final.

ARTICLE X

TERMINATION

10.1                        Termination. This Agreement may be terminated only as follows:

(a)                           by the mutual written consent of Seller and Buyer at any time prior to the Closing;

(b)                           if Buyer is not then in material breach of any provision of this Agreement, Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i)  if Seller has breached any representation and warranty, covenant or agreement contained in this Agreement in any material respect which has prevented the satisfaction of any condition in ARTICLE VI to the obligations of Buyer at the Closing, Buyer has notified Seller of the breach and the breach has continued without cure for a period of 20 days after the notice of such breach, or (ii) if the Closing shall not have occurred on or before December 31, 2017 (the “End Date”) by reason of the failure to satisfy (unless the failure results primarily from Buyer breaching any representation and warranty, covenant or agreement contained in this Agreement) any condition precedent under ARTICLE VI (other than (x) the condition precedent set forth in Section 6.2 in the event of an Order imposed by an Antitrust Authority in connection with antitrust approvals which Order permanently enjoins the transactions contemplated by this Agreement, or (y) the condition precedent set forth in Section 6.4).

(c)                            if Seller is not then in material breach of any provision of this Agreement, Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i)  if Buyer has breached any representation and warranty, covenant or agreement contained in this Agreement in any material respect which has prevented the satisfaction of any condition in ARTICLE VII to the obligations of Seller at the Closing, Seller has notified Buyer of the breach and the breach has continued without cure for a period of 20 days after the notice of such breach, or (ii) if the Closing shall not have occurred on or before the End Date by reason of the failure to satisfy any condition precedent under ARTICLE VII (unless the failure results primarily from Seller’s breaching any representation and warranty, covenant or agreement contained in this Agreement); provided, however, if Closing has not occurred due, in whole or part, for failure of Buyer to comply with the condition to closing set forth in Section 7.3 or the requirements of Section 5.7 and all other conditions to Closing have been satisfied or waived (other than those only capable of being satisfied or waived at Closing), the End Date shall be extended to April 1, 2018, or such later date as the Parties may mutually agree, if, in the reasonable judgment of Buyer and Seller the condition to Closing set forth in Sections 6.4 and 7.3 can be satisfied, and Buyer can comply with the requirements of Section 5.7, by such date (such date, the “Outside Date”); and

(d)                           by Buyer or Seller in the event that:

(i)                                     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)                                  any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

10.2                        Effect on Obligations.

(a)                           Except as set forth in this Section 10.2(a) and in Section 10.2(b) and Section 10.2(c) below, the termination of this Agreement pursuant to this ARTICLE X shall terminate all rights and obligations of the Parties hereunder and no Party shall have any liability to the other Party hereunder, except that ARTICLE XII, ARTICLE XIII, the Confidentiality Agreement, the last sentence of Section 4.3 and this Section 10.2 (and any related definitions contained in any such Sections or Articles) shall survive such termination, and provided that nothing herein shall relieve any Party from liability for Fraud or any intentional breach of any covenant or agreement in this Agreement prior to such termination.

(b)                           In the event that this Agreement is terminated (i) by Buyer pursuant to clause (ii) of Section 10.1(c)(b) (and subject to the provisions contained therein with respect to the Outside Date) as a result of the failure of the condition precedent set forth in Section 6.4, (ii) by Seller pursuant to clause (ii) of Section 10.1(c) (and subject to the provisions contained therein with respect to the Outside Date) as a result of the failure of the condition precedent set forth in Section 7.3, or (iii) by Buyer or Seller pursuant to Section 10.1(d)(ii) in the event of an Order imposed by an Antitrust Authority in connection with antitrust approvals which Order permanently enjoins the transactions contemplated by this Agreement, Buyer shall pay to Seller a fee of $9,400,000 (the “Reverse Antitrust Termination Fee”), provided, however, that the payment of such Reverse Antitrust Termination Fee (x) shall be reduced by the amount of the Cash Deposit which Seller shall be entitled to retain, and (y) shall not terminate Buyer’s indemnification obligations set forth in Section 11.2(d). Buyer acknowledges and agrees that the agreements contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Seller would not enter into this Agreement. Accordingly, if Buyer fails to pay the Reverse Antitrust Termination Fee (as reduced by the amount of the Cash Deposit) within three Business Days, and, in order to obtain such payment, the Seller commences a Proceeding that results in a judgment in its favor for such payment, Buyer shall pay to the Seller its costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate in effect on the date such payment was required to be made, plus five percent.  For the avoidance of doubt, the right to receive the Reverse Antitrust Termination Fee (as reduced by the amount of the Cash Deposit) in the circumstances in which it is due shall constitute the sole and exclusive remedy of the Seller against Buyer and its Affiliates.  The Parties further acknowledge that the payment by Buyer of the Reverse Antitrust Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision.

(c)                            In the event that this Agreement is terminated by Buyer pursuant to Section 10.1(b), Seller shall promptly return to Buyer the Cash Deposit.

(d)                           In the event that this Agreement is terminated by Seller pursuant to Section 10.1(c), Seller shall retain the Cash Deposit.

ARTICLE XI

INDEMNIFICATION

11.1                        Survival. The representations and warranties set forth in Sections 2.2 (Seller’s Organization; Power and Authority; Qualification), 2.3 (Capitalization), 2.4 (Title to Membership Interests), and clause (a) of Section 2.6 (No Conflicts with Governing Documents) (collectively, the “Fundamental Representations”) shall survive the Closing for a period of 12 months after the Closing Date and shall thereupon expire, together with any right to indemnification for breach thereof, and be of no further force or effect, except to the extent a Valid Third Party Claim Notice or Valid Other Claim Notice (each, a “Valid Claim Notice”) shall have been given prior to such date in accordance with Section 11.3 by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is being sought (the “Indemnifying Party”), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive only to the extent of the claim set forth in the Valid Claim Notice, until such claim is finally resolved or settled in accordance with this Agreement.

11.2                        Indemnification.

(a)                           If the Closing shall occur, Seller shall indemnify Buyer and its Affiliates and Representatives, including, after the Closing Date, the Acquired Entities, and hold each of them harmless from and against any Damages that may be incurred, sustained or suffered by, or imposed upon, any such Indemnified Party as a result of or arising from the breach of any of the Fundamental Representations, subject to the limitations and provisions of Section 11.2(b).

(b)                           Any recovery by any Indemnified Party for indemnification pursuant to Section 11.2(a) shall be subject to the following limitations:

(i)             such claim for indemnification must be made in accordance with Section 11.3, so as to constitute a Valid Claim Notice;

(ii)          such claim for indemnification may only be made within the time period of survival set forth in Section 11.1, except with respect to any claim for Damages to the extent arising from Fraud;

(iii)       Buyer shall only be entitled to recover from Seller for Damages under Section 11.2(a) to the extent such Damages exceed the $25,000,000 policy limit under the R&W Policy (the “Excess Fundamental Damages”), which Excess Fundamental Damages shall in no event exceed the Purchase Price, as the same may be adjusted pursuant to Section 1.3(f)(i) and Section 1.3(f)(ii) of this Agreement, less the $25,000,000 policy limit under the R&W Policy, and net of any amount of retention under the R&W Policy paid by Seller under clause (iv) below (the “Cap”); provided, that the Cap shall not apply to any claim for Damages to the extent arising or resulting from Fraud; and

(iv)      Seller shall be solely responsible for any unpaid retention remaining under the R&W Policy as of the date of the Valid Claim Notice with respect to any claim for Damages under Section 11.2(a).

(c)                            Nothing contained in this Section 11.2 shall restrict or prohibit Buyer from making and pursuing any claim under the R&W Policy obtained by Buyer in connection with this Agreement; provided, that the Parties acknowledge and agree that the recourse of Buyer for any indemnification claim pursuant to Section 11.12(a) that is validly established under this ARTICLE XI shall be to first make claims against the R&W Policy and second against Seller for any and all Excess Fundamental Damages up to the Cap, including any unpaid retention under the R&W Policy.

(d)                           Buyer shall indemnify Seller and hold it harmless from and against all Damages (including costs of any defense and any fines or penalties) that are incurred or suffered by it as a result of, or arising from, (i) any written request of any Antitrust Authority for Seller or Buyer to make an HSR filing in connection with the consummation of the transactions contemplated by this Agreement, (ii) any Damages relating to the failure to make any such HSR filing, (iii) any proceeding that is initiated before or after Closing by an Antitrust Authority that questions the validity or legality of the transactions contemplated hereby or the ownership, control, operation or use of the assets or businesses of Seller by Buyer or any Affiliate of Buyer under the Antitrust Laws, and (iv) any Antitrust Proceeding.

(e)                            For purposes of this ARTICLE XI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

11.3                        Procedures for Claims.

(a)                           In order for an Indemnified Party to be entitled to any indemnification provided for under this ARTICLE XI in respect of, arising out of, or involving a claim made by any third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (a “Third Party Claim Notice”) promptly following receipt by such Indemnified Party of notice of the Third Party Claim, which notification, to be a valid Third Party Claim Notice, with the effect set forth in Sections 11.1 and 11.2 (a “Valid Third Party Claim Notice”), must specify in reasonable detail the nature of the claims and be accompanied by a copy of the written notice (if any) of the third party claimant to the Indemnified Party asserting the Third Party Claim; provided, that the failure to provide such notice promptly (so long as a Valid Third Party Claim Notice is given before the expiration of the survival period applicable to such claims) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnified Party shall promptly deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)                           The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, assume the defense against any such Third Party Claim (including to conduct and control any Proceedings or settlement negotiations) with counsel of its own choosing, in each case at the Indemnifying Party’s expense.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that the Indemnifying Party shall control such defense), at its own cost and expense.  Prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of a Third Party Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the Parties with respect to such Third Party Claim, including responding timely to legal process. If the Indemnifying Party, in the reasonable opinion of counsel to the Indemnified Party, fails to diligently prosecute the defense of such Third Party Claim, or declines to assume the defense of a Third Party Claim (or shall fail to notify the Indemnified Party of its election to defend such Third Party Claim) within 30 days after the giving by the Indemnified Party to the Indemnifying Party of a Valid Third Party Claim Notice, the Indemnified Party shall defend against the Third Party Claim and the Indemnifying Party shall be liable to the Indemnified Party for all reasonable fees and expenses incurred by the Indemnified Party in the defense of the Third Party Claim, including the reasonable fees and expenses of counsel employed by the Indemnified Party, if and to the extent that the Indemnifying Party is responsible to indemnify the Indemnified Party for such Third Party Claim under this Agreement. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Regardless of which Party assumes the defense of a Third Party Claim, the Parties agree to cooperate in good faith and in all respects with one another and each other’s Representatives (including counsel) in connection with the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim or Proceeding (and any appeal arising therefrom). Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. The Parties shall cooperate with each other in any notifications to and information requests of any insurers.

(c)                            In order for an Indemnified Party to be entitled to any indemnification provided for under this ARTICLE XI in respect of a claim that does not involve a Third Party Claim being asserted against such Indemnified Party (an “Other Claim”), the Indemnified Party must promptly notify the Indemnifying Party in writing of such Other Claim (the “Other Claim Notice”), which notification, to be a valid Other Claim Notice, with the effect set forth in Sections 11.1 and 11.2 (a “Valid Other Claim Notice”), must certify that the Indemnified Party has in good faith sustained Damages (and a good faith estimate of such Damages) with respect to such claim, and specify in reasonable detail the nature of the claim. The failure by any Indemnified Party to notify the Indemnifying Party promptly of an Other Claim Notice (so long as a Valid Other Claim Notice is given before the expiration of the survival period applicable to such claims) all not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.2, except to the extent that the Indemnifying Party has been materially prejudiced by such failure.  The Indemnifying Party shall have 45 days after receipt of such notice to respond in writing to such Other Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Other Claim and to investigate whether and to what extent any amount is payable in respect of the Other Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 45-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.4                        Other Provisions.

(a)                           Notwithstanding anything in this Agreement to the contrary, except for claims under this Agreement (i) for Fraud or intentional misconduct, (ii) with respect to any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance or non-performance after the Closing, (iii) with respect to breach of the Confidentiality Agreement, and (iv) with respect to obligations related to the payment of the Reverse Antitrust Termination Fee (as provided herein), the indemnification provided in this ARTICLE XI shall be the sole and exclusive post-Closing remedy available to the Parties hereto for any claim arising under this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (except for a claim for specific performance, injunctive and/or other equitable relief or the performance of any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Closing) and no party shall pursue any other remedy or have any recourse against the other Party or any of its other assets and properties for any such claim. All amounts payable by one Party in indemnification of the other shall be considered an adjustment to the Purchase Price.

(b)                           Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the recourse of Buyer for any indemnification claim under Section 11.2(a) that is validly established shall be to make claims against the R&W Policy and, to the extent of any Excess Fundamental Damages, against Seller. Buyer acknowledges and agrees that, except with respect to Excess Fundamental Damages and any unpaid retention amount under the R&W Policy at the time of any indemnification claim under Section 11.2(a) with respect to Excess Fundamental Damages, it shall have no recourse against Seller or any of its Affiliates or their respective assets and properties for any claim, except as contemplated by Section 11.4(a)(i)-(iii).

(c)                            In no event shall Seller be liable for special, exemplary, punitive, diminution in value, loss of profits or consequential damages (including any indirect damages or damages calculated using “multiples of earnings”, “multiples of cash flows” or similar valuation methodologies) incurred by Buyer in connection with an Other Claim.

(d)                           Upon making any payment to an Indemnified Party for any indemnification claim under this Agreement (an “Indemnification Payment”), the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or any Affiliate thereof may have against any other Person(s) (including under any insurance policies) with respect to the subject matter underlying such indemnification claim except for rights arising under the R&W Policy. The Indemnified Party and its Affiliates shall cooperate with the Indemnifying Party in the pursuit of such rights and shall promptly remit to the Indemnifying Party any payments (up to the amount of the Indemnification Payment) received in respect of such rights.

(e)                            An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified Party shall use commercially reasonable efforts to make such claim on a prompt and competent basis in the manner required by the insurance carrier. The Indemnified Party shall cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims. In the event an Indemnified Party receives insurance proceeds with respect to Damages for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this ARTICLE XI to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party. If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party, the Indemnified Party shall remit such proceeds to the Indemnifying Party, in the amount necessary to reimburse in full such Indemnifying Party, no later than five Business Days after the receipt of such insurance proceeds.

(f)                             The parties are in agreement that where one and the same set of facts qualifies under more than one provision entitling Buyer to a claim or remedy under this Agreement, there shall be only one claim or remedy.

(g)                            Notwithstanding any other provision in this Agreement to the contrary, Seller shall not be liable to, or have any obligation to indemnify Buyer for, any Damages (i) resulting from breach of any covenant, agreement, representation or warranty of which Buyer or its Representatives or Affiliates had knowledge on or prior to the Closing Date, (ii) to the extent that such Damages result from or arise out of actions taken by Buyer or the Acquired Entities or any of their respective Affiliates (other than Seller and its Affiliates) from and after the Closing Date, (iii) to the extent that such Damages result from or are increased by a failure of Buyer to mitigate damages in accordance with Section 11.4(h), and/or (iv) to the extent that such Damages result from or are increased by the passing of or any change in, after the date hereof, any Law or regulatory or administrative practice of any Governmental Authority in effect on the date hereof.

(h)                           The Parties shall each use commercially reasonable efforts to mitigate any Damages associated with any claim for indemnification under this ARTICLE XI after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder.

(i)                               Buyer covenants and agrees that any insurance policy(ies) (including the R&W Policy) that insure against a claim that may be covered by the indemnification obligations under Section 11.2(a) obtained or maintained by Buyer and/or any of its Affiliates with respect to this Agreement and/or any of the transactions contemplated hereby will expressly exclude any right of subrogation against Seller (except in the case of fraud or intentional misrepresentation), and Buyer shall indemnify and hold harmless Seller and its post-Closing Affiliates from and against and in respect of any and all losses, liabilities, damages or expenses (including reasonable legal fees) incurred by any of them as a result of any such claim brought or maintained by any insurer of Buyer or any of its post-Closing Affiliates against Seller and each of its post-Closing Affiliates in contravention of this Section 11.4(i).

ARTICLE XII

DEFINITIONS

12.1                        Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” shall have the meaning set forth in Section 13.6(b).

“ABL Facility” shall have the meaning set forth in Section 3.5.

“Accounting Principles” shall have the Accounting Principles attached hereto as Exhibit D.

“Acquired Entities” shall have the meaning set forth in the Recitals to this Agreement.

“Acquired Entity Related Party” shall have the meaning set forth in Section 2.23.

“Acton Business” shall mean the business operated by Seller and the Acquired Entities of providing modular space and portable storage solutions to the construction, commercial, industrial, education, healthcare, and government markets, including the rental, delivery, setup, pickup, and maintenance of temporary mobile office trailers, ground-level container offices, and storage containers, and the sale of both new and used mobile office trailers and storage containers.

“Acton Employees” shall have the meaning set forth in Section 2.21(a).

“Acton Holdings” shall have the meaning set forth in the Recitals to this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” shall have the meaning set forth in Section 2.23.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Antitrust Authority” shall have the meaning set forth in Section 4.5.

“Antitrust Laws” shall mean the Sherman Antitrust Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, the Clayton Act, as amended, and any other applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.

“Antitrust Proceeding” shall mean any proceeding by an Antitrust Authority or other Governmental Authority that questions the validity or legality of the transactions contemplated hereby or the ownership, control, operation or use of the assets or businesses of Seller by Buyer or any Affiliate of Buyer under the Antitrust Laws (other than the HSR Act).

“Acquisition Transaction” shall have the meaning set forth in Section 4.4(a).

“Assumed Taxes” shall mean any Taxes that are not Retained Taxes, including, but not limited to (a) any Taxes of any Acquired Entity for (i) a Post-Closing Tax Period or (ii) the portion of any Straddle Period beginning after the Closing Date, as further set forth pursuant to Section 9.2,  (b) any Taxes resulting from a breach by Buyer of any covenant or other agreement in ARTICLE IX and (c) any Transfer Taxes.

“Benefit Plans” shall mean any employee benefit plans (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and all other employee benefit plans, programs, contracts, agreements, arrangements and policies, including, but not limited to, employment, consulting, change in control, retention, fringe benefit, severance, incentive or bonus, deferred compensation, profit sharing, pension, retirement, welfare, stock purchase, stock option or equity incentive and similar plans, programs, contracts, agreements, arrangements and policies, in each case, whether or not reduced to writing, sponsored, maintained, contributed or required to be contributed to for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant (or any dependent or beneficiary thereof) of the Acquired Entities or the Acton Business.

“Books and Records” shall have the meaning set forth in Section 5.2(a)(i).

“Business Days” shall mean any day other than a Saturday, Sunday or other day on which banking institutions located in Dallas, Texas are authorized or obligated by law or executive order to close.

“Buyer” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Prepared Returns” shall have the meaning set forth in Section 9.1(b).

“Buyer’s Certificate” shall have the meaning set forth in Section 7.1.

“Cash Deposit” shall have the meaning set forth in Section 1.3(b)(vi).

“Cash and Cash Equivalents” shall mean, as of the Closing (without giving effect to any of the transactions contemplated hereby), the sum of all cash, cash equivalents and marketable securities owned by the Acquired Entities, as computed in accordance with GAAP (net of issued but uncleared checks and drafts, but including checks and other wire transfers and drafts deposited or available for the account of the Acquired Entities and deposits in transit).

“Cap” shall have the meaning set forth in Section 11.2(b)(iii).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act as in effect as of the Closing Date.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Closing Date Payment” shall have the meaning set forth in Section 1.3(b).

“Closing Indebtedness Certificate” shall mean a certificate executed by the Chief Financial Officer (or equivalent officer) of the Acquired Entities certifying on behalf of the Acquired Entities an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Statement” shall have the meaning set forth in Section 1.3(d).

“Closing Transaction Expenses Certificate” shall mean a certificate executed by the Chief Financial Officer (or equivalent officer) of the Acquired Entities, and as agreed to by Buyer, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense and the person to whom such expense is owed).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Company Employees” shall have the meaning set forth in Section 8.1(a).

“Company IP” shall have the meaning set forth in Section 2.12(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated August 24, 2017, executed by an Affiliate of Buyer and Due Diligence Manager, acting as agent for the Seller and Acquired Entities.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Contract” shall mean any contract, agreement, license, obligation, commitment or undertaking (in each case whether written or oral), including any attached exhibits, statements of work or similar documentation.

“Contracting Parties” shall have the meaning set forth in Section 13.5(a).

“Damages” shall mean any actual out-of-pocket losses, claims, damages, liabilities, costs, fines, penalties, judgments, interest, awards, fines, or expenses (including reasonable attorneys’ fees and disbursements, costs of investigation and costs of enforcing any right to indemnification under ARTICLE XI).

“Dispute Notice” shall have the meaning set forth in Section 1.3(e).

“Due Diligence Manager” shall mean Oppenheimer & Co.

“Employee Indemnified Persons” shall have the meaning set forth in Section 5.4(a).

“Encumbrances” shall mean any charge, claim, lien, condition, option, pledge, equitable interest, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“End Date” shall have the meaning set forth in Section 10.1(b), or April 1, 2018 if such End Date is extended by Seller in accordance with Section 10.1(c).

“Environmental Laws” shall mean any Law relating to the pollution, protection or restoration of the environment or natural resources, human health and safety (to the extent related to exposure to Hazardous Materials) or the presence, Release, generation, use, management, handling, transportation, treatment, storage or disposal of Hazardous Materials, or noise, odor or vibration, including CERCLA, the Solid Waste Disposal Act of 1965, the Federal Water Pollution Control Act of 1948, the Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the Safe Drinking Water Act.

“Environmental Permits” shall have the meaning set forth in Section 2.15(d).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is or would be deemed a single employer together with any Acquired Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Statement” shall have the meaning set forth in Section 1.3(a).

“Excess Fundamental Damages” shall have the meaning set forth in Section 11.2(b)(iii).

“Exchange Act” shall mean the Securities and Exchange Act of 1934.

“Existing Policy” shall have the meaning set forth in Section 5.4(b).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” shall have the meaning set forth in Section 2.7(a).

“Fraud” means an actual and intentional common law fraud (a) by Seller with respect to the making of the representations and warranties pursuant to Article II or the Seller’s Certificate; provided, that such actual and intentional fraud by Seller shall only be deemed to exist if any of the individuals included in the definition of “Seller’s Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made pursuant to Article II or the Seller’s Certificate as qualified by the Seller Disclosure Schedule were actually breached when made and were made with the express intention that Buyer rely thereon to its detriment, and (b) by Buyer with respect to the making of the representations and warranties pursuant to Article III or the Buyer’s Certificate.

“Fundamental Representations” shall have the meaning set forth in Section 11.1.

“GAAP” shall mean United States generally accepted accounting principles in effect as of the applicable time.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Governing Documents of a corporation would include its charter or articles of incorporation and bylaws, a limited liability company would include its certificate of formation and limited liability company agreement, and a limited partnership includes its limited partnership agreement and the Governing Documents of its general partner.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority.

“Governmental Authority” shall mean any governmental or quasi-governmental authority of any nature, including any regulatory or administrative body, agency, branch, authority, department, court, tribunal, judicial or legislative authority, arbitrator, or any other public authority or entity, whether foreign, federal, state or local, exercising governmental or quasi-governmental powers.

“Governmental Consent” shall have the meaning set forth in Section 2.5.

“Guarantee” shall have the meaning set forth in the Recitals to this Agreement.

“Guarantor” shall have the meaning set forth in the Recitals to this Agreement.

“Hazardous Materials” shall mean any waste, material, substance or other matter that is regulated in any way by any Governmental Authority, including any material, substance or waste that is defined or classified as a hazardous waste, hazardous material, hazardous substance, pollutant, contaminant, toxic waste, toxic material or toxic substance under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material, urea formaldehyde, polychlorinated biphenyls, radon gas, or radioactive substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, without duplication and with respect to the Acquired Entities, all (a) indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations; (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (f) all customer deposits on new sales in the Company’s general ledger account 25150; and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).

“Indemnification Payment” shall have the meaning set forth in Section 11.4(d).

“Indemnified Party” shall have the meaning set forth in Section 11.1.

“Indemnifying Party” shall have the meaning set forth in Section 11.1.

“Independent Accountant” shall mean KPMG US LLP, or if such firm is unable to serve in such role, such other independent public accounting firm or financial services firm that currently does not audit and has not audited within the past five years Seller or Buyer, or any of their respective Affiliates, as shall be agreed upon by Seller and Buyer or, if an agreement cannot be reached within 10 Business Days of the expiration of the 30 Business Day period in which Seller and Buyer are to resolve their differences with respect to the Purchase Price Allocation Schedule, as shall be selected by the American Arbitration Association upon the request of Seller or Buyer.

“Information Maintenance Period” shall have the meaning set forth in Section 5.2(a).

“Insurance Policies” shall have the meaning set forth in Section 2.18.

“Intellectual Property” means all intellectual property protected under applicable Laws throughout the world, including (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers (whether registered or unregistered), together with any registrations and applications in connection therewith and all goodwill associated therewith, (c) copyrights and any registrations and applications in connection therewith, together with any moral rights associated therewith, (d) Trade Secrets, (e) domain name registrations and rights to use web site domain names and (f) computer software, programs and applications (whether in source code or object code form), databases, compilations, and all documentation and program architecture associated therewith, excluding licenses from third parties to any of the Acquired Entities that are generally commercially available on a subscription basis or pursuant to standard or non-negotiated terms and conditions, including so-called “off-the-shelf” and “shrink wrap” software.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.6(c)(a).

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.6(c)(a).

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any statute, law, ordinance, rule, regulation, code or applicable Order of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 2.13(a).

“Legal Counsel” shall have the meaning set forth in Section 13.15.

“Management-Level Employees” shall mean any executive level employee.

“Material Adverse Effect” shall mean any event, change, circumstance, occurrence or effect that is or would reasonably be expected to (a) have material adverse effect on the business, properties, results of operations, liabilities or financial condition of the Acton Business, taken as a whole, or (b) materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents; provided that for purposes of determining whether a “Material Adverse Effect” has occurred, and only in the case of clause (a), excluding any effect resulting from or relating to (i) general political or economic conditions, general financial and capital market conditions (including interest rates, exchange rates, declines in the price of any security or any market index, or any disruption thereof) or general effects on any of the industries in which the Acton Business is engaged, or, in each case, any changes therein (including as a result of (a) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war or (b) the occurrence of any other calamity or crisis (including any act of terrorism)), (ii) any changes in Law or any authoritative enforcement, implementation or interpretation thereof by any Governmental Authority, (iii) any changes in GAAP, (iv) the public announcement or the becoming public of the transactions contemplated by this Agreement , including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Acquired Entities, (v) any action taken or failed to be taken by Seller or the Acquired Entities, or any of their respective Affiliates or Representatives, at the request, or with the consent, of Buyer or that is required or contemplated by this Agreement or any Transaction Document, (vi) the failure of the Acton Business to meet any internal forecasts or projections (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Material Adverse Effect), (vii) any matter of which Buyer is aware on the date hereof; or (viii) any action taken by Buyer or any of its Affiliates or Representatives.

“Material Contracts” shall have the meaning set forth in Section 2.14(b).

“Membership Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Noncompetition Agreement” shall have the meaning set forth in Section 1.5(a)(vii).

“Nonparty Affiliates” shall have the meaning set forth in Section 13.5(a).

“Orders” shall mean any orders, injunctions, arbitration awards, assessments, rulings, judgments or decrees issued by any Governmental Authority.

“Ordinary Course” shall mean, with respect to a Person, the ordinary course of business of such Person, consistent with past custom and practice.

“Other Claim” shall have the meaning set forth in Section 11.3(b).

“Other Claim Notice” shall have the meaning set forth in Section 11.3(b).

“Outside Date” shall have the meaning set forth in Section 10.1(c).

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Payoff Letter” shall have the meaning set forth in Section 6.6.

“Permits” shall mean any permits, licenses, authorizations or other approvals issued by a Governmental Authority.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, charges, levies or assessments not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairmen’s, landlords’, vendors’, materialmen’s and other similar liens arising or incurred in the Ordinary Course with respect to charges not yet due and payable; (c) Encumbrances arising or incurred in connection with equipment leases or the leases of the Leased Real Property; (d) Encumbrances or pledges incurred in the Ordinary Course in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits; (e) all covenants, conditions, restrictions (including any zoning, building, entitlement, conservation, fire, restriction and other land use, pollution control and Environmental Laws, ordinances and regulations promulgated by Governmental Authorities), easements, rights-of-way and other irregularities in title (including leasehold title) thereto; (f) any Encumbrance or other condition relating to any Leased Real Property disclosed on any title commitments, if any, available to Buyer, and any state of facts which a current and accurate survey of the Leased Real Property in question would disclose; (g) Encumbrances that do not materially impair the use or value of the property subject to such Encumbrances; (h) acts done, or suffered to be done by, and judgments against, Buyer or any of its Affiliates and those claiming by, through or under Buyer or any of its Affiliates; (i) Encumbrances that will be released at or prior to the Closing, including those related to Indebtedness of the Acquired Entities; (j) Encumbrances that arise by operation of Law; and (k) Encumbrances set forth in Schedule 12.1(1) of the Seller Disclosure Schedule.

“Person” shall mean any individual, corporation, partnership, association, trust, limited company, limited liability company or other entity or organization.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Proceeding” means any claim, notice, action, suit, proceeding, hearing, investigation, audit or inquiry by or before any Governmental Authority, or any arbitration, mediation or similar proceeding.

“Prohibited Act” means, in respect of any Person, the making, offering or authorizing of any gift, payment, promise, profit participation or other advantage, whether directly or indirectly through any other Person, to or for the use or benefit of any public official, political party, political party official or candidate for office or any Person acting on behalf of or for the benefit any of the foregoing in violation of applicable anti-bribery laws.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 9.8(a).

“Real Property Lease” shall have the meaning set forth in Section 2.13(a).

“Registered IP” shall have the meaning set forth in Section 2.12(b).

“Release” shall mean any spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing through, into or upon, any land, soil, surface water, groundwater or air or otherwise into the environment, but excluding the normal application of fertilizer.

“Releasee” shall have the meaning set forth in Section 13.5(b).

“Releasor” shall have the meaning set forth in Section 13.5(b).

“Representatives” shall mean with respect to a Person, such Person’s directors, managers, officers, and agents and his, her, or its legal, financial, internal and independent accounting and other advisors and Representatives.

“Retained Taxes” shall mean any Taxes of the Acquired Entities for (a) any Pre-Closing Tax Period and (b) the portion of any Straddle Period relating to Seller’s Pre-Closing Tax Period, as further set forth pursuant to Section 9.2 that are not Assumed Taxes.

“Reverse Antitrust Termination Fee” shall have the meaning set forth in Section 10.2(b).

“R&W Policy” shall have the meaning set forth in Section 1.5(b)(iv).

“Rules” shall have the meaning set forth in Section 13.6(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of ARTICLE II.

“Seller Prepared Returns” shall have the meaning set forth in Section 9.1(a)

“Seller Tax Matter” shall mean (a) amending a Tax Return of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period; (c) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Acquired Entities for a Pre-Closing Tax Period; (d) any disclosure to, or discussions with, any Governmental Authority regarding any Tax or Tax Returns of the Acquired Entities for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date), including disclosure to, or discussions with, a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) in jurisdictions that the Acquired Entities do not file a Tax Return (or pay Taxes) for such periods; or (e) waiving the right to any Tax refund (or portion thereof) of any Acquired Entity for a Pre-Closing Tax Period or Straddle Period.

“Seller’s Certificate” shall have the meaning set forth in Section 6.1.

“Seller’s Knowledge” (including the correlative “of which Seller becomes aware” and “Knowledge of Seller”) shall mean the actual knowledge of any of the following individuals: Ingrid West, Rodney Shrader, Laura Kaspar, Katy Giannelli and Rich Grove, without inquiry or investigation.

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

“Subsidiaries” shall mean, with respect to a Person, any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are directly or indirectly owned by such Person.

“Target Amount” shall mean ($5,000,000.00).

“Tax” or “Taxes” shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, or any penalties, incurred under Laws with respect to taxes.

“Tax Contest” shall have the meaning set forth in Section 9.4(b).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes and required to be filed with any Government Authority, including any schedule or attachment thereto and any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 11.3(a)

“Third Party Claim Notice” shall have the meaning set forth in Section 11.3(a).

“Trade Secrets” shall mean trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, technical data, techniques, protocols, specifications, algorithms, formulae, research and development information, technology, business plans, and customer lists and supplier lists.

“Transaction Documents” shall mean each agreement, instrument or document to be executed by any of the parties hereto or their Affiliates pursuant to this Agreement.

“Transaction Expenses” shall mean all fees and expenses incurred by the Acquired Entities or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby and thereby, including all legal, accounting, investment banker and advisor fees and expenses, fees and expenses associated with obtaining any third party approvals, consents, and waivers, and any severance, bonus, or payments that become due to any Acton Employees on account of the transactions contemplated by this Agreement; provided, however, that (i) any filing fees payable in connection with any filings required to be made pursuant to the HSR Act, if applicable, (ii) the costs associated with the purchase of “run-off” coverage as contemplated by Section 5.4(b), and (iii) all underwriting fees and costs and expenses associated with obtaining the R&W Policy shall not be considered Transaction Expenses.

“Transfer Taxes” shall have the meaning set forth in Section 9.7.

“Unresolved Disputes” shall have the meaning set forth in Section 1.3(e).

“Valid Claim Notice” shall have the meaning set forth in Section 11.1.

“Valid Other Claim Notice” shall have the meaning set forth in Section 11.3(a)

“Valid Third Party Claim Notice” shall have the meaning set forth in Section 11.3(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and applicable regulations and similar state and local laws.

“Working Capital” shall be determined in accordance with the Accounting Principles as of the close of business (local time in the respective offices of the Seller) on the day preceding the

Closing Date (and without giving effect to any purchase accounting adjustments that arise solely as a result of the transactions contemplated hereby).

12.2                        Interpretation. This Agreement has been negotiated by the Parties hereto and their respective attorneys, and the language hereof shall not be construed for or against any Party based on which Party drafted any of the provisions of this Agreement. The table of contents, titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) words using the singular or plural number also shall include the plural and singular number, respectively; (c) the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require; (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person, but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (g) references to a Governmental Authority shall be deemed to include Persons succeeding to the relevant functions of such Governmental Authority; (h) references to laws shall be deemed to mean and include such laws as amended through the date of this Agreement or the Closing Date, as applicable; (i) references to a number of days shall be deemed to refer to calendar days unless such reference is specifically to “Business Days”; (j) the inclusion of a dollar amount with respect to any representation, warranty, covenant or agreement contained herein shall not be deemed an admission that such amount is a material amount; and (k) all references in this Agreement to $ or dollars is to U.S. dollars.

ARTICLE XIII

MISCELLANEOUS

13.1                        Expenses. Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall pay all costs and expenses incurred by such Party or on its behalf in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt and except as otherwise provided for herein, all costs and expenses incurred by the Acquired Entities prior to the Closing in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of Seller.

13.2                        Exclusive Agreement. This Agreement (including the Seller Disclosure Schedule and all Exhibits and Schedules hereto), the Transaction Documents, and the Confidentiality Agreement contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 13.2 shall not be deemed to be an admission or acknowledgment by any of the Parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

13.3                        Disclosure Schedules. The Seller Disclosure Schedule is arranged in sections and subsections corresponding to the sections and subsections contained in ARTICLE II and the other relevant sections and subsections of this Agreement. Any such disclosure shall expressly not be deemed to constitute an admission by Seller or to otherwise imply that any such matter is material for the purposes of this Agreement. The subsections and subheadings used in any section of the Seller Disclosure

Schedule are for reference purposes only and shall not in any manner limit the construction of the Seller Disclosure Schedule, and any disclosure made in any subsection or subheading shall be deemed made for all provisions of the corresponding section of this Agreement to the extent it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section. Any information provided in the Seller Disclosure Schedule is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. References to any document contained in the Seller Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself and include all amendments, supplements or modifications thereto whether referenced or not in such disclosure.  No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission that any such breach or violation exists or has already occurred. All references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties or similar matters or statements, are intended only to allocate rights and risks among the Parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to the Agreement by any Person who is not a party to the Agreement, or give rise to any claim or benefit to any Person who is not a party to the Agreement. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Seller Disclosure Schedule. The information set forth in the Seller Disclosure Schedule was not prepared or disclosed with a view to its potential disclosure to others not party to this Agreement. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties hereto or their Affiliates and Representatives. Moreover, in disclosing the information in the Seller Disclosure Schedule, Seller does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Any attachments to the Seller Disclosure Schedule form an integral part of the Seller Disclosure Schedule and are incorporated by reference for all purposes as if set forth in the Seller Disclosure Schedule.

13.4                        No Third-Party Beneficiaries. Except as set forth in Section 5.4, Section 13.5, and Section 13.15, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.5                        Non-Recourse; Release.

(a)                           All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, by reason of, be connected with, or relate in any manner to this Agreement and the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement and the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only pursuant to the rights and remedies of this Agreement and only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement and the Person that provides the Guarantee (the “Contracting Parties”). Without limiting the foregoing, such claims, obligations, liabilities, or causes of action specifically include those of strict liability and cost recovery or contribution or otherwise pursuant to Environmental Laws.  No Person who is not a Contracting Party, including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, manager, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)                           Without limiting anything set forth in ARTICLE XI or Section 13.5(a), effective as of the Closing Date, Buyer (each, a “Releasor”), on behalf of itself, the Acquired Entities and each of their respective officers, directors, managers, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, and covenants not to sue Seller, its Affiliates and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, now has or may have against any Releasee by reason of any matter, cause or thing whatsoever arising from conduct occurring prior to the Closing Date; provided, that each Releasor and each Seller and their respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of (i) this Agreement to the extent arising out of Fraud or intentional misconduct, (ii) this Agreement with respect to any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance or non-performance after the Closing, including without limitation the indemnification obligations set forth in ARTICLE XI hereof, and (iii) the Confidentiality Agreement.  For the avoidance of doubt, each Non-Party Affiliate who is a Releasee for purposes of this Section 13.5(b) is an express third party beneficiary of this Section 13.5(b).

13.6                        Governing Law; Disputes.

(a)                           This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b)                           The Parties agree that any other dispute, claim or disagreement arising out of or relating to this Agreement or the transactions contemplated by this Agreement, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures. The place of mediation shall be Dallas, Texas. If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as provided below, such arbitration shall be the sole means of dispute resolution. The place of arbitration shall be Delaware. The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator. Any mediator or arbitrator selected under this Section 13.6(b) shall be a practicing corporate attorney with significant experience in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective Affiliates. Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration. The decision of the arbitrators shall be in writing but without any statement of the reasoning therefore, and shall include a determination of responsibility for all costs and expenses incurred by the prevailing party. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. Notwithstanding anything in this Section 13.6(b) to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 13.6(b), even if a similar or related matter has already been referred to mediation or arbitration in accordance with the terms of this Section 13.6(b).  Venue for any action permitted to be brought in court under this Section 13.6(b) shall be the appropriate state and federal courts located in Delaware.

13.7                        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, that upon notice (x) Buyer may assign its rights and interests (but not its obligations) hereunder (i) to any of its Affiliates or (ii) to any subsequent purchaser of the Acquired Entities or substantially all of the assets of the Acquired Entities, in each case without prior written consent and (y) Seller may assign their rights and obligations under this Agreement to any of their Affiliates without prior written consent; provided, that no such assignment referred to in clauses (x) or (y) shall relieve Buyer or Seller of any of their obligations hereunder. Any attempted assignment in violation of this Section 13.7 shall be void.

13.8                        Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be disclosed by the Company pursuant to law or the rules or regulations of any United States or foreign securities exchange, in which case the Company shall give the Buyer notice and a copy of the disclosure regarding the transaction in advance of such issuance.

13.9                        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13.10                 Specific Performance. Each of the Parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, irreparable damage would occur and money damages would be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, except as provided in the immediately following sentence, the Parties agree that such non-breaching party shall have the right and be entitled to, in addition to any other rights and remedies existing in their favor at law or in equity, enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Notwithstanding the foregoing, if the Closing does not occur due to an Order imposed by an Antitrust Authority in connection with antitrust approvals which Order permanently enjoins the transactions contemplated by this Agreement, or this Agreement is terminated pursuant to clause (ii) of Section 10.1(b) as a result of the failure of the condition precedent set forth in Section 6.4, clause (ii) of Section 10.1(c) as a result of the failure of the condition precedent set forth in Section 7.3 or Section 10.1(d)(ii) in the event of an Order imposed by an Antitrust Authority in connection with antitrust approvals which Order permanently enjoins the transactions contemplated by this Agreement, payment of the Reverse Antitrust Termination Fee (as reduced by the amount of the Cash Deposit) shall be the sole and exclusive remedy of the Seller against Buyer and its Affiliates and under no circumstances shall the Seller or any of its Affiliates or Representatives be permitted or entitled to receive a grant of specific performance.

13.11                 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by telecopier, facsimile or email (with written confirmation of transmission, including by email transmission) between 9:00 A.M. and 6:00 P.M. (Dallas, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Dallas, Texas time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)                     If to Seller, to:

Acton Resources Holdings LLC

c/o Prophet Equity

1460 Main Street

Suite 200

Southlake, Texas 76092

Attn: Ross Gatlin and Brian Hegi

Facsimile: (817) 898-1509

Email: rgatlin@prophetequity.com and bhegi@prophetequity.com with a copy to (which shall not constitute notice hereunder):

Prophet Equity

1460 Main Street

Suite 200

Southlake, Texas 76092

Attn: David Rex, General Counsel

Facsimile: (817) 898-1509

Email: drex@prophetequity.com

and

Jackson Walker LLP

2323 Ross Avenue

Suite 600

Dallas, Texas 75201

Attention: Kevin Jones

Facsimile: (214) 661-6689

Email: kjones@jw.com

(b)                     If to Buyer, to:

Williams Scotsman International, Inc.

901 S. Bond Street, #600

Baltimore, MD 21231

Attention: Bradley Bacon, General Counsel

E-mail: bradley.bacon@willscot.com

with a copy to (which shall not constitute notice hereunder):

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

Facsimile: (212) 610-6399

E-mail: william.schwitter@allenovery.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 13.11 to each of the other Parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement shall be deemed to have been received at the earliest time provided for by this Agreement.

13.12                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Signatures of the Parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

13.13                 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties.

13.14                 Extension; Waiver. Subject to the express limitations herein, at any time the Parties may extend the time for the performance of any of the obligations or other acts of the other Party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such Party. The waiver by any Party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

13.15                 Attorney-Client Privilege and Conflict Waiver.

(a)                           It is acknowledged by each of the Parties that the Acquired Entities (until the Closing) and Seller (until and after the Closing) have retained Jackson Walker LLP (the “Legal Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that the Legal Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Party to this Agreement or Person has the status of a client of Legal Counsel for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including after the Closing, the Acquired Entities) and Seller or any of its Affiliates (including, prior to the Closing, the Acquired Entities), the Legal Counsel may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including after the Closing, the Acquired Entities), and even though the Legal Counsel may have represented the Acquired Entities in a matter substantially related to such dispute or may be handling ongoing matters for the Acquired Entities, and each of Buyer and Seller hereby waive, on behalf of themselves and each of their Affiliates: (a) any claim they have or may have that Legal Counsel has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including after the Closing, the Acquired Entities) on the one hand, and Seller or any of its Affiliates on the other hand, Legal Counsel may represent Seller in such dispute even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including after the Closing, the Acquired Entities), the Acquired Entities, or Seller and even though the Legal Counsel may have represented Seller or the Acquired Entities in a matter substantially related to such dispute or may be handling ongoing matters for Seller or any of the Acquired Entities.

(b)                           Buyer further agrees that, as to all communications between Legal Counsel and Seller, any Acquired Entity, or their respective Representatives that relate in any way to the transactions contemplated by this Agreement and the other Transaction Documents, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller, and shall not pass to or be claimed by Buyer or the Acquired Entities. The parties hereto further agree that Legal Counsel and its partners and employees are third party beneficiaries of this Section 13.15.

13.16                 Acknowledgements Regarding Exclusivity of Representations and Non-Reliance.

(a)                           Seller’s Disclaimer of Additional Representations.

(i)                                     NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, ACTON HOLDINGS, THE COMPANY, THE ACTON BUSINESS, OR THE ASSETS, LIABILITIES OR OPERATIONS OF ACTON HOLDINGS OR THE COMPANY, OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN ARTICLE II AND THE CORRESPONDING DISCLOSURE SCHEDULES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, (I) THE CONDITION OF ACTON HOLDINGS AND THE COMPANY AND THEIR RESPECTIVE ASSETS SHALL BE “AS IS” AND “WHERE IS” AND (II) SELLER MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE ASSETS OF ACTON HOLDINGS OR THE COMPANY OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

(ii)                                  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II AND THE CORRESPONDING SELLER DISCLOSURE SCHEDULES, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN (I) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF ACTON HOLDINGS, THE COMPANY, OR THE ACTON BUSINESS, DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS OR (II) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ACTON HOLDINGS, THE COMPANY, THE ACTON BUSINESS, OR THE ASSETS, LIABILITIES AND OPERATIONS OF ACTON HOLDINGS AND THE COMPANY FURNISHED OR MADE AVAILABLE TO BUYER AND ITS

REPRESENTATIVES (INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM PREPARED BY OPPENHEIMER & CO. DATED AUGUST 24, 2017 AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY), OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

(iii)                               NEITHER BUYER NOR ANY OF ITS AFFILIATES IS ENTITLED TO RELY ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE II AND THE CORRESPONDING SELLER DISCLOSURE SCHEDULES.

(b)                           Buyer’s Acknowledgement of Limited Representations and Non-Reliance.

(i)                                     Buyer acknowledges, for itself and on behalf of its Affiliates, that neither Seller nor any other Person acting on its behalf will have or be subject to any liability or indemnification obligation to Buyer, Acton Holdings, the Company or any other Person resulting from the distribution to Buyer, or use by Buyer, of any information not expressly set forth in ARTICLE II, including any information, documents, projections, forecasts or other material made available to Buyer in certain “electronic data rooms”, confidential information memoranda, management presentations, meetings, information requests, due diligence or in any other form in expectation of the transactions contemplated by this Agreement or any Transaction Document.

(ii)                                  In connection with the investigation by Buyer of the Acton Business, Buyer has received or may receive from Seller and its Affiliates and Representatives certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither Seller nor any of Seller’s Affiliates or any of Seller’s Representatives makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c)                            Buyer acknowledges, for itself and on behalf of its Affiliates and Representatives, that Buyer has conducted its own independent investigation, review and analysis of the Acton Business, results of operations, prospects, condition (financial or otherwise) and assets of Acton Holdings and the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, Acton Holdings and the Company for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE II (including the related portions of the Seller Disclosure Schedule) of this Agreement and not upon the accuracy or completeness of any other express or implied representation, warranty, statement, or information of any nature; and (ii) that none of Seller, its Affiliates and its Representatives will have any liability to Buyer, its Affiliates and their respective Representatives with respect to any express or implied representation, warranty, statement, or information of any nature except as explicitly set forth in ARTICLE XI and this Section 13.16.  This Section 13.16 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance or non-performance after the Closing.

13.17                 Survival.  Except as expressly set forth in Section 11.1, none of the representations, warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing.  This Section 13.17 does not limit any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance or non-performance after the Closing. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Membership Interest Purchase Agreement as of the date first written above.

ACTON RESOURCES HOLDINGS LLC

/s/ Ross Gatlin
Name: Ross Gatlin
Title: Manager

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

/s/ Brad Soultz
Name: Brad Soultz
Title: President & CEO

SIGNATURE PAGE